CALCULATION OF REGISTRATION FEE

Maximum
	Amount	Aggregate	Amount Of
Title Of Each Class	To Be	Offering	Registration
Of Securities To Be Registered	Registered	Price(1)	Fee(2)
10.50% Notes due 2017	$300,000,000	100%	$21,390

(1)	Calculated in accordance with Rule 457(b) of the Securities Act of 1933.

(2)	In accordance with Rules 456(b) and 457(r) promulgated under the Securities Act of 1933, the Registrant deferred payment of the registration fee for Registration Statement No. 333- 160889, as amended.

PROSPECTUS SUPPLEMENT (To Prospectus Dated January 28, 2010)	Registration Statement No. 333-160889 Dated January 28, 2010 Rule 424(b)(3)
$300,000,000 10.50% Senior Notes due 2017
Eastman Kodak Company

          In September 2009, Eastman Kodak Company issued its 10.50% Senior Notes due 2017 in a private placement pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus supplement may be used by the selling securityholders to resell their notes. We will not receive any proceeds from the sale of the notes.

          The notes bear cash interest at a rate of 10.00% per year and accrue PIK Interest at a rate of 0.50% per year. PIK Interest is interest paid by increasing the principal amount of the notes. Interest on the notes is payable on April 1 and October 1 of each year, beginning on April 1, 2010. The notes will mature on October 1, 2017. At any time and from time to time prior to October 1, 2013, we may redeem the notes, in whole or in part, at a purchase price equal to 100% of the principal amount of the notes (including any increase in the principal amount reflecting PIK Interest (as defined herein)) redeemed plus a make-whole premium plus accrued and unpaid interest to, but excluding, the redemption date. At any time and from time to time on and after October 1, 2013, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes (including any increase in the principal amount reflecting PIK Interest (as defined herein)) redeemed plus accrued and unpaid interest to, but excluding, the redemption date. In addition, at any time and from time to time prior to October 1, 2012, we may redeem up to 35% of the notes at a redemption price equal to 110.50% of the principal amount of the notes so redeemed plus accrued and unpaid interest to, but excluding, the redemption date, with proceeds from permitted sales of certain kinds of our capital stock. Upon the occurrence of a change of control or the sale of certain of our assets, we may be required to repurchase some or all of the notes.
          The notes are fully and unconditionally guaranteed on a senior secured basis by each of our existing and future direct or indirect wholly owned domestic subsidiaries, subject to certain exceptions. The notes are secured by a second-priority lien on substantially all domestic assets of the issuer and any guarantors, subject to certain exceptions.
          There is currently no market for our notes. We do not intend to list the notes on any national securities exchange.

          Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 and in our Current Report on Form 8-K filed with the SEC on September 16, 2009.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
          The date of this prospectus supplement is January 28, 2010.

Prospectus
About this Prospectus	1
The Company	1
The Guarantors	1
Risk Factors	3
Forward Looking Statements	3
Use of Proceeds	5
Ratio of Earnings to Fixed Charges	6
Description of the Securities	6
Selling Security Holders	7
Legal Matters	8
Experts	8
Incorporation by Reference	8
Where You Can Find More Information	9

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About This Prospectus Supplement
          This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which contains more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described in this prospectus supplement and the accompanying prospectus under the headings “Where You Can Find More Information” and “Incorporation by Reference.”
          If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation by Reference.”
          You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein or in the accompanying prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.
          You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations, and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the selling securityholders, to subscribe for and purchase any of the securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.
          Unless the context otherwise indicates, the terms “Kodak,” “Company,” “we,” “us,” and “our” as used in this prospectus supplement refer to Eastman Kodak Company and not its subsidiaries or the selling securityholders.

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Forward-Looking Statements
     Certain statements in this prospectus supplement and the documents we incorporate by reference may be forward-looking in nature, or “forward-looking statements” as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to our expectations regarding the following are forward-looking statements: revenue; revenue growth; earnings; cash generation; increased demand for our products, including commercial printing products, digital cameras and devices; new product introductions; potential revenue, cash and earnings from intellectual property licensing; liquidity and benefits costs.
     Actual results may differ from those expressed or implied in forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks, uncertainties, assumptions and factors specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, September 30, 2009 and the 8-K filed on September 16, 2009 under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Cautionary Statement Pursuant to Safe Harbor Provisions the Private Litigation Reform Act of 1995” and in other filings we make with the SEC from time to time. We caution readers to carefully consider such factors. Many of these factors are beyond our control. In addition, any forward-looking statements represent our estimates only as of the date they are made, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
     Any forward-looking statements in this report should be evaluated in light of the factors and uncertainties referenced above and should not be unduly relied upon.

-iii-

SUMMARY
          This summary highlights some basic information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that may be important to you and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read the entire prospectus supplement and the accompanying prospectus before making an investment decision. You should pay special attention to the “Risk Factors” section beginning on page S-5 of this prospectus supplement to determine whether an investment in the notes is appropriate for you.
Overview
          We are the world’s foremost imaging innovator, providing imaging technology products and services to the photographic and graphic communications markets. We are a leading provider of digital photography and printing products and services for consumer markets, such as digital still cameras, retail systems solutions, online imaging and digital picture frames. In addition, we serve a variety of customers in the creative, in-plant, data center, commercial printing, packaging, newspaper, and digital service bureau market segments with a range of software, media, and hardware products that provide customers with a variety of solutions for prepress equipment, workflow software, digital and traditional printing, document scanning, and multi-vendor services. Our business also includes traditional photographic products and services, including paper, film and chemistry used for consumer, professional and industrial imaging applications and those products and services used in the creation of motion pictures. We manufacture and market films such as motion picture, consumer, professional, industrial and aerial and one-time-use cameras. We also provide maintenance and professional services for Kodak and other manufacturers’ products, as well as providing imaging services to customers.
          Kodak was founded by George Eastman in 1880 and incorporated in 1901 in the State of New Jersey. Our principal executive offices are located at 343 State Street, Rochester, New York 14650 and our telephone number is (585) 724-4000. Our website is www.kodak.com. We do not incorporate the information on our website into this prospectus supplement or the accompanying prospectus.
          You can obtain additional information regarding our business by reading our Annual Report on Form 10-K for the year ended December 31, 2008 and the other reports we file with the SEC. See “Where You Can Find More Information” and “Incorporation by Reference.”

The Offering

Issuer	Eastman Kodak Company, a New Jersey corporation.

Securities Offered	$300,000,000 million aggregate principal amount of 10.50% Senior Notes due 2017.

Maturity	October 1, 2017.

Interest	The notes bear cash interest at a rate of 10.00% per year and accrue PIK Interest at a rate of 0.50% per year. PIK Interest is interest paid by increasing the principal amount of the notes. Interest will be payable on April 1 and October 1 of each year, beginning April 1, 2010.

Original Issue Discount	The notes were issued to their initial holders with original issue discount (“OID”) for U.S. federal income tax purposes equal to the excess of their stated redemption price at maturity (including increases in the principal amount of the notes attributable to the accrual of PIK Interest) over their issue price. Subject to certain exceptions, U.S. holders must include in their gross income, in addition to cash interest, any OID as ordinary income as it accrues based upon a constant yield to maturity, regardless of their regular method of tax accounting. See “Certain U.S. Federal Income Tax Considerations.”

Optional Redemption	At any time and from time to time prior to October 1, 2013, we may redeem the notes, in whole or in part, at a purchase price equal to 100% of the principal amount of the notes (including any increase in the principal amount reflecting PIK Interest) redeemed plus a make-whole premium plus accrued and unpaid interest to, but excluding, the redemption date. At any time and from time to time on and after October 1, 2013, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes (including any increase in the principal amount reflecting PIK Interest) redeemed plus accrued and unpaid interest to, but excluding, the redemption date. In addition, at any time and from time to time prior to October 1, 2012, we may redeem up to 35% of the notes at a redemption price equal to 110.50% of the principal amount of the notes so redeemed plus accrued and unpaid interest to, but excluding, the redemption date, with proceeds from permitted sales of certain kinds of our capital stock.

Collateral	The notes are secured by a second-priority lien on substantially all of the domestic assets of the Issuer and the guarantors, subject to certain exceptions described under “Description of Notes.” For more information, see “Description of Notes—Security.” The trustee under the indenture governing the notes and the agent of our amended and restated credit agreement, dated as of March 31, 2009, which we refer to as the Credit Agreement, are party to an intercreditor agreement as to the relative priorities of their respective security interests in our assets securing the notes and borrowings under the Credit Agreement and certain other matters relating to the administration of security interests. The material terms of the intercreditor agreement are set forth under “Description of Notes—Security—Intercreditor Agreement.”

Guarantees	The notes are guaranteed on a senior secured basis by each of our existing and future wholly-owned direct and indirect domestic restricted subsidiaries that are not excluded subsidiaries (as defined in the indenture governing the notes).

Ranking	The notes are our senior secured obligations and:

• rank senior in right of payment to our future debt and other obligations that expressly provide for their subordination to the notes;

   •     rank equally in right of payment to all of our existing and future unsubordinated debt and, together with indebtedness under our Credit Agreement and any other secured obligations, effectively senior to all our unsecured debt to the extent of the value of the collateral securing such obligations;

   •     are effectively subordinated to our debt that is secured by first-priority liens on the collateral securing the notes, including indebtedness under our Credit Agreement, to the extent of the value of the collateral securing such obligations; and

• are structurally subordinated to all of the existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the notes.

Change of Control	Upon a Change of Control (as defined under “Description of Notes—Certain Definitions”), we will be required to make an offer to repurchase the notes. The repurchase price will equal 101% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the repurchase date. See “Description of Notes—Certain Covenants—Repurchase of Notes upon a Change of Control.”

Certain Covenants	The terms of the notes restrict our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness and issue certain preferred stock;

• pay dividends or make distributions in respect of capital stock or other restricted payments;

• make principal payments on or purchase or redeem subordinated indebtedness prior to any scheduled principal payment or maturity;

• make certain investments;

• sell assets;

• create liens on assets;

• consolidate, merge, sell or otherwise dispose of all or substantially all of our and our subsidiaries’ assets taken as a whole;

• enter into transactions with affiliates; and

• designate our subsidiaries as unrestricted subsidiaries.

However, these limitations are subject to a number of important qualifications and exceptions as set forth in “Description of Notes—Certain Covenants.”

Proceeds From This Offering	We will not receive any proceeds from the offering of the notes.

Book-Entry Form	The notes issued in the private placement are restricted securities and were issued in book-entry form and are represented by permanent global certificates deposited with the Trustee on behalf of, The Depository Trust Company, which we refer to as DTC, and registered in the name of Cede & Co. as the nominee of DTC. Notes sold pursuant to the registration statement of which this prospectus forms a part will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances described herein. See “Description of Notes—Global Notes” and “—Certificated Notes.”

Absence of a Public Market for the Notes	There is currently no established market for the notes. Accordingly, we cannot assure holders as to the development or liquidity of any market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Certain U.S. Federal Income Tax Considerations
Holders are urged to consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of purchasing, owning and disposing of the notes. See “Certain U.S. Federal Income Tax Considerations.”

Trustee	The trustee for the notes is The Bank of New York Mellon.

Governing Law	The indenture and the notes are governed by the laws of the State of New York.

Risk Factors	Investing in our notes involves substantial risks. Before investing in the securities offered hereby, you should carefully read and consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-5 and in the documents incorporated by reference herein and in the accompanying prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2008 and Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC in September 16, 2009.

RISK FACTORS
          An investment in the notes involves a high degree of risk. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. In that event, the price of the notes could decline, and you may lose all or part of your investment in the notes. In addition, the risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. You should also review the sections of this prospectus supplement and the accompanying prospectus entitled “Forward-Looking Statements.” Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.
Risks Related to Our Business
          Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus supplement, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.
Risks Related to our Indebtedness and the Notes
     Our substantial leverage could adversely affect our ability to fulfill our obligations under the notes and may place us at a competitive disadvantage in our industry.
          For the nine months ended September 30, 2009, our actual interest expense was $75 million. After giving pro forma effect to the issuance of the notes and $400 million of our Convertible Senior Notes due 2017 (the “2017 Notes”) and the results of the tender offer for our 3.375% Convertible Senior Notes due 2033 (“the 2033 Notes”) as if they had occurred at the beginning of our current fiscal year, our interest expense would have been approximately $115 million for the nine months ended September 30, 2009. As of September 30, 2009, as adjusted for the results of the tender offer for the 3.375% Convertible Senior Notes due 2033 (the “2033 Notes”) we would have had total consolidated debt for money borrowed outstanding in an aggregate principal amount of approximately $1,185 million, and our total shareholders’ equity was approximately ($651) million. See “Description of Our Other Material Indebtedness.” In addition, we may incur additional debt from time to time to finance working capital, product development efforts, strategic acquisitions, investments and alliances, capital expenditures or other general corporate purposes, subject to the restrictions contained in our Credit Agreement and the indenture governing the notes and in any other agreements under which we incur indebtedness.
          Our significant debt and debt service requirements could adversely affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities. For example, our high level of debt presents the following risks:
•	we are required to use a substantial portion of our cash flow from operations to pay principal and interest on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, product development efforts, acquisitions, investments and strategic alliances and other general corporate requirements as well as making it more difficult for us to make payments on the notes;

•	our substantial leverage increases our vulnerability to economic downturns and adverse competitive and industry conditions and could place us at a competitive disadvantage compared to those of our competitors that are less leveraged;

•	our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and our industry and could limit our ability to pursue other business opportunities, borrow more money for operations or capital in the future and implement our business strategies;

•	our level of debt and the covenants within our debt instruments may restrict us from raising additional financing on satisfactory terms to fund working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances, and other general corporate requirements; and

•	covenants in our debt instruments limit our ability to pay dividends, issue new or additional debt or make other restricted payments and investments.
          We have a substantial amount of indebtedness coming due before the maturity date of the notes. On October 15, 2010, holders of our 2033 Notes, can require us, at their option, to repurchase the 2033 Notes for cash at a repurchase price equal to 100% of the principal amount plus accrued interest to, but excluding, the repurchase date. The holders of the $12 million in principal amount of 2033 Notes outstanding as of the date of this prospectus supplement may elect to require us to repurchase the 2033 Notes on October 15, 2010. It is likely that we will exercise our right to call all outstanding 2033 Notes on or after October 15, 2010. Our Credit Agreement matures in 2012, and as of September 30, 2009 we had no borrowings and $131 million in face amount of letters of credit outstanding under the Credit Agreement. We were required by our Credit Agreement to deposit $575 million of the net proceeds we received in September 2009 from the issuance of the notes and the 2017 Notes into a deposit account controlled by the administrative agent for the Credit Agreement. Upon our request, and subject to the satisfaction of specified conditions (including that no specified default nor any event of default has occurred and is continuing with respect to the Credit Agreement), the administrative agent will transfer the deposited funds to us to redeem, repay or repurchase the 2033 Notes. As of the date of this prospectus supplement, approximately $12 million, an amount equal to the aggregate principal amount of 2033 Notes then outstanding, remained in such account. As of September 30, 2009, in addition to the notes and other debt described above, we also have approximately $173 million of term notes with an interest rate of 6.16% coming due at various maturities between 2009 and 2013, along with $500 million of 7.25% Senior Notes due 2013 that have a maturity date of November 15, 2013 (the “2013 Notes”) and $400 million of the 2017 Notes.
          A failure to comply with the covenants and other provisions of our debt instruments could result in events of default under such instruments, which could permit acceleration of our various outstanding notes. Any required repayment of our indebtedness as a result of acceleration would lower our current cash on hand such that we would not have those funds available for use in our business. In addition, we may not have sufficient cash on hand to pay all such amounts in the event of an acceleration.
          If we are at any time unable to generate sufficient cash flow from operations to service our indebtedness when payment is due, we may be required to attempt to renegotiate the terms of the instruments relating to the indebtedness, seek to refinance all or a portion of the indebtedness or obtain additional financing. There can be no assurance that we will be able to successfully renegotiate such terms, that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to us.
     Servicing our debt, including the notes, requires a significant amount of cash and our ability to generate cash may be affected by factors beyond our control.
          Our business may not generate cash flow in an amount sufficient to enable us to pay the principal of, or interest on, our indebtedness, including the notes, or to fund our other liquidity needs, including working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances, and other general corporate requirements.
          Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that:
•	our business will generate sufficient cash flow from operations;

•	we will realize cost savings, revenue growth and operating improvements resulting from the execution of our long-term strategic plan; or

•	future sources of funding will be available to us in amounts sufficient to enable us to fund our liquidity needs.
          If we cannot fund our liquidity needs, we will have to take actions such as reducing or delaying capital expenditures, product development efforts, strategic acquisitions, investments and alliances, selling assets, restructuring or refinancing our debt, including the notes, or seeking additional equity capital. Such actions could further negatively impact our ability to generate cash flows. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all, or that they would permit us to meet our scheduled debt service obligations. Our Credit Agreement and the indenture governing the notes limit the use of the proceeds from any disposition of assets and, as a result, we may not be allowed, under those documents, to use the proceeds from such dispositions to satisfy all current debt service obligations. In addition, if we incur additional debt, the risks associated with our substantial leverage, including the risk that we will be unable to service our debt or generate enough cash flow to fund our liquidity needs, could intensify.
     Our Credit Agreement is secured by a first-priority lien on collateral that also secures the notes. As a result, the notes are effectively junior to all such obligations to the extent of the value of the collateral securing our Credit Agreement.
          All obligations under our Credit Agreement are, and any future Permitted Credit Facility Debt (as defined in “Description of Notes—Certain Covenants—Limitation on Debt and Disqualified or Preferred Stock.”) may be, secured by a first-priority lien on collateral, with such collateral also securing the notes on a second-priority basis. The first-priority liens in the collateral securing indebtedness under our Credit Agreement will be higher in priority as to such collateral than the liens securing the notes. As a result, lenders under our Credit Agreement will be entitled to receive proceeds from the realization of value of such collateral to repay such indebtedness in full before the holders of the notes will be entitled to any recovery from such collateral. Holders of the notes will, therefore, be entitled to receive proceeds from the realization of value of the collateral only after all indebtedness under our Credit Agreement (or any then existing Permitted Credit Facility Debt secured by the collateral) is repaid in full. The notes are effectively subordinated in right of payment to indebtedness under our Credit Agreement (and any other Permitted Credit Facility Debt secure by the collateral) to the extent of the realizable value of such collateral.
          As of September 30, 2009, after giving pro forma effect to the results of the tender offer for the 2033 Notes, we had outstanding an aggregate principal amount of $1,185 million of senior secured indebtedness and $131 million in face amount of letters of credit outstanding under our Credit Agreement.
     Restrictions imposed by our Credit Agreement and the indenture governing the notes may limit our ability to finance future operations or capital needs or engage in other business activities that may be in our interest.
          The Credit Agreement and the indenture governing the notes impose operating and other restrictions on us and our subsidiaries. The Credit Agreement and the indenture may also limit, among other things, the ability of us and our restricted subsidiaries to:
•	incur additional indebtedness and issue certain preferred stock;

•	create liens;

•	pay dividends or make distributions in respect of our capital stock;

•	purchase or redeem capital stock;

•	make certain investments or other restricted payments;

•	sell assets;

•	enter into transactions with affiliates; and

•	effect a consolidation or merger.
          However, these limitations are subject to a number of important qualifications and exceptions.
          If the excess availability under our Credit Agreement falls below $100 million for a specified period, the Credit Agreement also requires us to maintain compliance with a fixed charge coverage ratio. Our ability to comply with this covenant may be affected by events beyond our control.
          A breach of any of the covenants described above contained in our Credit Agreement or our inability to comply with the required financial ratio, when applicable, could result in a default under the Credit Agreement. If an event of default occurs and we are not able to obtain a waiver from the requisite lenders under the Credit Agreement, the administrative agent of the Credit Agreement may, and at the request of the requisite lenders shall, declare all of our outstanding obligations under the Credit Agreement, together with accrued interest and fees, to be immediately due and payable, and may terminate the lenders’ commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets. If our outstanding indebtedness were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full that debt and any potential future indebtedness, which would cause the market price of our securities, including the notes, to decline significantly. We could also be forced into bankruptcy or liquidation.
          In addition, some of the agreements governing our other debt instruments, including indenture governing the notes, the 2017 Notes and the 2033 Notes, contain cross-acceleration provisions that may be triggered by a default under the Credit Agreement. If we default under any of our principal debt instruments, there could be an event of default under cross-default or cross-acceleration provisions for the other debt instruments. As a result, all outstanding obligations under certain of our debt instruments, including the indenture governing the notes, may become immediately due and payable. If such acceleration were to occur, we may not have adequate funds to satisfy all of our outstanding obligations, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.
     The intercreditor agreement will govern and materially limit the rights of holders of the notes with respect to the collateral.
          The rights of the holders of the notes with respect to the collateral are governed and substantially limited by the terms of the intercreditor agreement. Under the intercreditor agreement, at any time the indebtedness secured on a first-priority basis remains outstanding, any actions that may be taken with respect to such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of such proceedings, will be at the direction of the holders of the obligations secured by the first-priority liens and the holders of the notes may be adversely affected until expiration of a standstill period.
          Under the intercreditor agreement, the noteholders also agreed to certain other limitations on their status as secured creditors, including a waiver of certain rights accruing to secured creditors in bankruptcy proceedings. See “Description of Notes—Security—Intercreditor Agreement.”
          Because the lenders under the Credit Agreement will control the disposition of the collateral securing the Credit Agreement and the notes, if there were an event of default under the notes, such lenders could decide not to proceed against the collateral, regardless of whether or not there is a default under the Credit Agreement. In such event, the only remedy available to the holders of the notes would be to sue for payment on the notes until expiration of a standstill period or, in certain circumstances and subject to certain conditions, to purchase the indebtedness under the Credit Agreement at par. By virtue of the direction of the administration of the pledges and security interests, actions may be taken under the collateral documents that may be adverse to you.

     The notes are secured only to the extent of the value of the assets that have been granted as security for the notes and upon enforcement of remedies against the collateral, the holders of the notes will receive proceeds from the collateral only after the lenders under our Credit Agreement and certain holders of additional secured debt.
          Substantially all the domestic assets owned by us and certain of our domestic subsidiaries are subject to first-priority liens in favor of the lenders under our Credit Agreement to secure the loans thereunder, subject to certain exceptions. The holders of the notes have second-priority liens on such assets. Our failure to comply with the terms of our Credit Agreement would entitle those lenders to declare all funds borrowed under it to be immediately due and payable. If we were unable to service the indebtedness under the Credit Agreement, the lenders could foreclose on our assets that serve as collateral. As a result, upon any distribution to our creditors, liquidation, reorganization or similar proceedings, or following acceleration of the Credit Agreement and enforcement of the collateral, the lenders under our Credit Agreement will be entitled to be repaid in full from the proceeds of all the pledged assets owned by us and certain of our subsidiaries before any payment is made to you from the proceeds of that collateral.
          In addition, the collateral securing the notes will be subject to liens permitted under the terms of the indenture governing the notes and the intercreditor agreement, whether arising on or after the date the notes are issued. Further, we are not required to take actions to perfect the second-priority liens on certain of the collateral. The existence of any permitted liens or our failure to perfect the second-priority liens could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral.
          The collateral has not been appraised in connection with the issuance of the notes or the sale of the notes by the selling securityholders hereunder and the fair market value of the collateral is subject to fluctuations based on factors that include, among others, our ability to implement our business strategy, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time and the timing and the manner of the sale. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest, if any, on the notes and all other senior secured obligations, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes.
     We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes.
          Subject to compliance with the covenants in the indenture and the Credit Agreement, the collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes. So long as no default or event of default under the indenture would result therefrom, we may, among other things, without any release or consent by the indenture trustee, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). See “Description of Notes—Security—Control Over Collateral and Enforcement of Liens.”
     There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes will be released automatically without consent of the trustee or the noteholders.
          Under various circumstances, collateral securing the notes will be released automatically, including a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture or the Credit Agreement.
          Any of these events will reduce the aggregate value of the collateral securing the notes.

     The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the notes. There are also certain other categories of property that are also excluded from the collateral.
          Certain categories of assets, including property located outside the United States, are excluded from the collateral securing the notes. See “Description of Notes—Security.” If an event of default occurs and the notes are accelerated, the notes will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.
          To the extent that the claims of noteholders exceed the value of the assets securing those notes and other liabilities, those claims will rank equally with the claims of the holders of our outstanding unsecured senior notes and any other indebtedness ranking pari passu with those unsecured notes. As a result, if the value of the assets pledged as security for the notes is less than the value of the claims of the holders of the notes, those claims may not be satisfied in full before the claims of our unsecured creditors are paid.
          In addition, the security interest of the collateral agent will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.
     Perfection of security interests in some of the collateral may not occur for some time or at all, and as a result, noteholders may lose the benefit of such security interests to the extent a default should occur prior to such perfection or if such security interest is perfected during the period shortly preceding the bankruptcy or insolvency of Eastman Kodak Company.
          Under the terms of our Credit Agreement and the indenture governing the notes, we are required to perfect the first- and second-priority security interest with respect to certain collateral only if an event of default exists. Consequently, if default should occur prior to the perfection of such security interest, noteholders may not benefit from such security interest. In addition, if perfection of such security interests were to occur during a period shortly preceding the bankruptcy or insolvency of Eastman Kodak Company, such security interests may be subject to categorization as a preference and noteholders may lose the benefit of such security interests. Further, we are not required under the terms of the security agreement to perfect the security interests in certain collateral, and the failure to perfect such security interest may adversely affect the value of such collateral to the noteholders.
          In addition, applicable law requires that a security interest in certain tangible and intangible assets can be properly perfected and its priority retained only through certain actions undertaken by the secured party. The liens in the collateral securing the notes may not be perfected with respect to the claims of the notes if the collateral agent is not able to take the actions necessary to perfect any of these liens.
     A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.
     Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under the guarantee may be subordinated to all other debts of that guarantors if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:
•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.
     A guarantee may also be voided, without regard to these factors, if a court finds that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors.
     A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.
     The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:
•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
     Each subsidiary guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.
     Any future grant of collateral might be avoidable by a trustee in bankruptcy.
          Any future grant of collateral in favor of the collateral agent for the benefit of the trustee might be avoidable by the grantor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the grantor is insolvent at the time of the grant, the grant permits the holders of the notes to receive a greater recovery than if the grant had not been given and a bankruptcy proceeding in respect of the grantor is commenced within 90 days following the grant or, in certain circumstances, a longer period.
     In the event of our bankruptcy, the ability of the noteholders to realize upon the collateral will be subject to certain bankruptcy law limitations and limitations under our intercreditor agreement.
          The ability of noteholders to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under applicable U.S. federal bankruptcy laws, secured creditors are prohibited from repossessing their collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable U.S. federal bankruptcy laws generally permit the debtor to continue to retain collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to the circumstances, but is intended generally to protect the value of the secured creditor’s interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines any diminution in the value of the collateral occurs as a result of the stay of repossession or the disposition of the collateral during the pendency of the bankruptcy case, or the use of collateral (including cash collateral). In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether payments under the notes would be made following commencement of and during a bankruptcy case, whether or when the trustee under the indenture for the notes could foreclose upon or sell the collateral or whether or to what extent noteholders would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.” Bankruptcy laws in other jurisdictions may also restrict the ability of noteholders to proceed against the collateral. Pursuant to the terms of the intercreditor agreement, the noteholders agreed not to seek or accept “adequate protection” consisting of cash payments and will not object to the incurrence of additional indebtedness secured by liens senior to the collateral agent for the notes’ liens in an aggregate principal amount set forth in the intercreditor agreement.
          In addition to the waiver with respect to adequate protection set forth above, under the terms of the intercreditor agreement, the noteholders also waived certain other important rights that secured creditors may be entitled to in a bankruptcy proceeding, as described in “Description of Notes—Security—Intercreditor Agreement.” These waivers could adversely impact the ability of the holders to recover amounts owed to them in a bankruptcy proceeding.
     The collateral securing the notes may be diluted under certain circumstances.
          The collateral that secures the notes also secures obligations under the Credit Agreement. The collateral may also secure additional indebtedness that we or our subsidiaries incur in the future, subject to restrictions on their ability to incur debt and liens under our Credit Agreement and the indenture governing the notes. Your rights to the collateral would be diluted by any increase in the indebtedness secured by this collateral.
     Claims of noteholders will be structurally subordinate to claims of creditors of non-guarantor subsidiaries.
          You will not have any claims as a creditor against any subsidiaries that do not guarantee the notes, and the indebtedness and other liabilities, including trade payables, of these subsidiaries will effectively be senior to your claims against these subsidiaries. On the issue date, all of our domestic subsidiaries that were guarantors under our Credit Agreement guaranteed the notes. We currently conduct most of our operations through Eastman Kodak Company and the assets of the Eastman Kodak Company constitute the substantial majority of the assets we own. However, we cannot assure you that this will always be the case.
          As of September 30, 2009, the total liabilities of our non-guarantor subsidiaries were approximately $2,678 million, including trade payables (but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles in the United States, “GAAP”).
     We may not be able to repurchase the notes upon a change of control.
          If a Change of Control occurs, as described in “Description of Notes—Certain Covenants—Repurchase of Notes upon a Change of Control,” we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. We may not be able to repurchase the notes upon a change of control because we may not have sufficient funds. Our Credit Agreement prohibits us from repurchasing the notes. Further, we may be contractually restricted under the terms of other agreements governing our existing indebtedness or other future senior indebtedness from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain consents from the holders of such indebtedness. Our failure to repurchase the notes upon a change of control would cause a default under the indenture and a cross-default or acceleration under certain of our other indebtedness.
          In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “Change of Control” under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control” as defined in the indenture that would trigger our obligation to repurchase the notes. Therefore, if an event occurs that does not constitute a “Change of Control” as defined in the indenture, we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See “Description of Notes—Certain Covenants—Repurchase of Notes upon a Change of Control” and “Description of Our Other Material Indebtedness.”

     Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.
          The notes are a new issue of securities for which there is no established market. We do not intend to have the notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation system. We cannot assure you as to the development or liquidity of any trading market for the notes. The liquidity of any market for the notes will depend on a number of factors, including:
•	the number of holders of notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.
          Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or the price that you receive when you sell will be favorable.
          Any future downgrades in our corporate credit rating may make it more expensive for us to borrow money and may adversely affect the trading price of the notes.
          Our current corporate credit rating from Standard & Poor’s Ratings Services is “B-” with a ratings outlook of “Negative.” Our current corporate family rating from Moody’s Investors Services is “B3” with a ratings outlook of “Negative.” We do not know if either of these rating services will downgrade our ratings in the future. Any future downgrades may make it more expensive for us to raise additional capital in the future and may adversely affect the trading price of the notes.
          If the notes receive investment grade ratings, we will no longer be subject to most of the covenants in the indenture.
          If at any time the notes receive investment grade ratings from Standard & Poor’s Ratings Services and Moody’s Investors Services, subject to additional conditions, we and our restricted subsidiaries will no longer be subject to most of the covenants set forth in the indenture governing the notes. See “Description of Notes—Suspension of Covenants.”
          The notes were issued with original issue discount for U.S. federal income tax purposes.
          The notes were issued to their initial holders with original issue discount (“OID”) for U.S. federal income tax purposes equal to the excess of their stated redemption price at maturity (including increases in the principal amount of the notes attributable to the accrual of PIK Interest) over their issue price. Subject to certain exceptions, U.S. holders must include in their gross income, in addition to cash interest, any OID as ordinary income as it accrues based upon a constant yield to maturity, regardless of their regular method of tax accounting. We expect that any interest deductions attributable to OID will be disallowed under the rules applicable to certain high yield debt obligations. In this event, a U.S. holder that is a corporation may be entitled to a dividends received deduction with respect to the OID includible in such holder’s income pursuant to the rules set forth above, to the extent such income would have been treated as a dividend for U.S. federal income tax purposes if it had been a distribution made by us with respect to our stock. Such a distribution would be treated as a dividend to the extent of our current or accumulated earnings and profits as calculated for U.S. federal income tax purposes. U.S. holders that are corporations are urged to consult their own tax advisors regarding the availability and amount of any dividends received deductions with respect to OID. See “Certain U.S. Federal Income Tax Considerations.”

USE OF PROCEEDS
          We will not receive any of the proceeds from the sale of the notes. All proceeds will be for the account of the selling securityholders, as described in the section of this prospectus supplement captioned “Selling Securityholders.”

SELLING SECURITYHOLDERS
          We originally issued the notes in a private placement exempt from the registration requirements of the Securities Act in September 2009. Selling securityholders may from time to time offer and sell the notes pursuant to this prospectus supplement.
          The following table contains information as of the date hereof, with respect to the selling securityholders and the principal amount of notes beneficially owned by each selling securityholder that may be offered using this prospectus supplement.

	Principal Amount of
	Notes Beneficially
	Owned Prior to the	Principal Amount of
	Offering	Notes
	and that may be	Beneficially Owned After
Name of Selling Securityholder	Offered Hereby	the Offering(1)

KKR Jet Stream (Ireland) Corporation(2)	$279,728,000	$—
8 North America Investor (Cayman) Limited(2)	15,064,000	—
OPERF Co-Investment LLC(2)	5,208,000	—

Total	$300,000,000	—

(1)	We assume that all of the notes offered pursuant to this prospectus are sold. Assuming that all of the notes listed above are sold, none of the selling securityholders listed above will own 1% or more of any of our outstanding notes.

(2)	On September 16, 2009, we entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with KKR Jet Stream (Cayman) Limited (“Jet Stream Cayman”) and Kohlberg Kravis & Roberts & Co. L.P. (“KKR”) (with respect to specified provisions) to sell the notes and warrants to purchase shares of our common stock (the “Warrants”) (the “KKR Transaction”). On September 29, 2009, Jet Stream Cayman entered into an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) with 8 North America Investor (Cayman) Limited (“8NAI”), OPERF Co-Investment LLC (“OPERF”) and KKR Jet Stream LLC (“Jet Stream”), whereby Jet Stream Cayman assigned (i) to Jet Stream, which assumed, the right and obligation to purchase Warrants exercisable for 37,297,084 shares of common stock, (ii) to 8NAI, which assumed, the right and obligation to purchase $15,064,000 aggregate principal amount of notes and Warrants exercisable for 2,008,472 shares of common stock and (iii) to OPERF, which assumed, the right and obligation to purchase $5,208,000 aggregate principal amount of notes and Warrants exercisable for 694,444 shares of common stock. Jet Stream Cayman retained the right and obligation to purchase $279,728,000 aggregate principal amount of notes. On September 29, 2009, the KKR Transaction was completed and we issued to Jet Stream Cayman, 8NAI, OPERF and Jet Stream $300 million aggregate principal amount of the notes and Warrants to purchase an aggregate of 40 million shares of our common stock in accordance with the terms of the Purchase Agreement and the Assignment and Assumption Agreement. In October 2009, the notes initially held by Jet Stream Cayman were transferred to KKR Jet Stream (Ireland) Corporation (“Jet Stream Ireland”).

Under the terms of the Purchase Agreement, for so long as KKR and certain related parties (including Jet Stream, 8NAI, OPERF and Jet Stream Ireland) beneficially own at least 50% of the common stock issued or issuable upon exercise of the Warrants purchased pursuant to the Purchase Agreement, KKR will be entitled to nominate two directors to our board of directors. If KKR and these related parties beneficially own less than 50% but at least 25% of the common stock issued or issuable upon exercise of the Warrants purchased pursuant to the Purchase Agreement, KKR will be entitled to nominate one director to our board of directors. The Purchase Agreement further provides that one of KKR’s nominees will also have the right to be appointed by our board of directors to sit on each regular committee of our board of directors, subject to such nominee satisfying applicable legal, regulatory and stock exchange requirements. In September 2009, our board of directors, contingent upon and effective concurrent with the closing of the KKR Transaction, elected Adam Clammer and Herald Chen to our board of directors. Furthermore, Mr. Clammer was appointed to the finance committee of our board of directors and Mr. Chen was appointed to the executive compensation and development and corporate responsibility and governance committees.

DESCRIPTION OF NOTES
     In this Description of Notes, “The Company” or “the Company” refers only to Eastman Kodak Company, and any successor obligor of the notes, and not to any of its subsidiaries. You can find the definitions of certain terms used in this description under “—Certain Definitions.”
     The notes were issued under an indenture, dated September 29, 2009, among the Company, the guarantors party thereto and The Bank of New York Mellon, as trustee and Second-Lien Collateral Agent. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).
     The following is a summary of the material provisions of the indenture. Because this is a summary, it may not contain all the information that is important to you and this summary is qualified in its entirety by reference to the indenture. You should read the indenture in its entirety because it, and not this description, will define your rights as a holder of the notes. The full text of the indenture is available as described under “Where You Can Find More Information” and “Incorporation by Reference.”
Basic Terms of Notes
     The notes
•	are general secured obligations of the Company, ranking equally in right of payment with all existing and future unsubordinated obligations of the Company;

•	are secured by second-priority Liens on substantially all of the domestic assets of the Company and each Guarantor, other than real property, capital stock of the Company’s subsidiaries, the pledge of which would trigger an obligation on the part of the Company to equally and ratably secure any of its outstanding unsecured public bonds, and subject to certain other exceptions;

•	were issued in an original aggregate principal amount of $300,000,000;

•	mature on October 1, 2017;

•	bear interest commencing the date of issue at 10.00% in cash and 0.50% in the form of PIK Interest, each payable semiannually in arrears on each April 1 and October 1, commencing April 1, 2010, to holders of record at the close of business on the immediately preceding March 15 or September 15, respectively;

•	bear interest on overdue principal, and, to the extent lawful, pay interest on overdue installments of interest, at the rate otherwise applicable to the notes specified in the indenture.
     Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Guaranties
     The obligations of the Company pursuant to the notes, including any repurchase obligation resulting from a Change of Control, are unconditionally guaranteed, jointly and severally, on a secured basis, by each Wholly Owned Domestic Restricted Subsidiary other than any such Subsidiary that is an Excluded Subsidiary. As of the Issue Date, all of the Company’s Wholly Owned Domestic Restricted Subsidiaries that were guarantors under the Credit Agreement provided a Guarantee of the notes (a “Note Guaranty”). If after the Issue Date (i) the Company or any of its Restricted Subsidiaries acquires or creates a Wholly Owned Domestic Restricted Subsidiary that is not an Excluded Subsidiary or (ii) a Wholly Owned Domestic Restricted Subsidiary that had been an Excluded Subsidiary ceases to be an Excluded Subsidiary, such Wholly Owned Domestic Restricted Subsidiary must, within 30 days, provide a Note Guaranty.
     Each Note Guaranty is limited to the maximum amount that would not render the applicable Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Guarantor’s obligation under its Note Guaranty could be significantly less than amounts payable with respect to the notes, or a Guarantor may have effectively no obligation under its Note Guaranty. See “Risk Factors—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.”
     The Note Guaranty of a Guarantor will terminate upon
     (1) a sale or other disposition of all or substantially all the assets or all of the Capital Stock of the Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Wholly-Owned Domestic Restricted Subsidiary of the Company (other than an Excluded Subsidiary), if such sale or disposition is in compliance with the indenture,
     (2) the designation in accordance with the indenture of the Guarantor as an Unrestricted Subsidiary,
     (3) a Guarantor becoming an Excluded Subsidiary, provided, that if the applicable Subsidiary ceases to be an Excluded Subsidiary it will again become a Guarantor in accordance with the indenture, or
     (4) defeasance or discharge of the notes, as provided in “Defeasance and Discharge.”
Ranking
     The notes are general secured obligations of the Company and rank senior in right of payment to all existing and future Debt of the Company that is, by its terms, expressly subordinated in right of payment to the notes, rank pari passu in right of payment with all existing and future Debt of the Company that is not so subordinated, rank effectively senior to all unsecured Debt to the extent of the value of the Collateral referred to below and rank effectively junior to any obligations of the Company that are either (i) secured by a Lien on the Collateral (as defined below) that is senior or prior to the second-priority Liens securing the notes, including the first-priority Liens securing obligations under the Credit Agreement referred to below, and potentially other Permitted Liens, or (ii) secured by assets that are not part of the Collateral securing the notes, in each case to the extent of the value of the assets securing such obligations. The Note Guaranties are general secured obligations of the Guarantors and rank senior in right of payment to all existing and future Debt of the Guarantors that is, by its terms, expressly subordinated in right of payment to the Note Guaranties, rank pari passu in right of payment with all existing and future Debt of the Guarantors that is not so subordinated, rank effectively senior to all unsecured Debt of the Guarantors to the extent of the value of the Collateral and rank effectively junior to any obligations of the Guarantor that are either (i) secured by a Lien on the Collateral that is senior or prior to the second-priority Liens securing the Note Guaranties, including the first-priority Liens securing obligations of the guarantors under the Credit Agreement, and potentially other Permitted Liens, or (ii) secured by assets that are not part of the Collateral securing the notes, in each case, to the extent of the value of the assets securing such Debt.
     As of September 30, 2009, after giving pro forma effect to the results of the tender offer for the 2033 Notes the Company and the Guarantors had approximately $300 million of secured Debt outstanding, $1,085 million of senior unsecured notes (including approximately $173 million of term notes with an interest rate of 6.16% coming due at various maturities between 2009 and 2013, $500 million of 2013 Notes, $12 million of 2033 Notes and $400 million of 2017 Notes). On October 19, 2009, the Company completed a tender offer for the 2033 Notes. As of the date of this prospectus supplement, $12 million aggregate principal amount of the 2033 Notes remained outstanding. In addition, as of September 30, 2009, we had no borrowings and $131 million in face amount of letters of credit outstanding under the Credit Agreement. We were required by our Credit Agreement to deposit $575 million of the net proceeds we received in September 2009 from the issuance of the notes and the 2017 Notes into a deposit account controlled by the administrative agent for the Credit Agreement. Upon our request, and subject to the satisfaction of specified conditions (including that no specified default nor any event of default has occurred and is continuing with respect to the Credit Agreement), the administrative agent will transfer the deposited funds to us to redeem, repay or repurchase the 2033 Notes. As of the date of this prospectus supplement, approximately $12 million, an amount equal to the aggregate principal amount of 2033 Notes then outstanding, remained in such account.
     None of the Company’s Foreign Subsidiaries will Guarantee the notes. Claims of creditors of these non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred and minority stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Company, including holders of the notes. The notes and each Note Guaranty therefore will be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of subsidiaries of the Company (other than any Guarantors). As of September 30, 2009, the total liabilities of the Company’s subsidiaries that are not Guarantors were approximately $2,673 million, including trade payables (but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet in accordance with GAAP). Although the indenture limits the incurrence of Debt and Disqualified Stock and Preferred Stock by Restricted Subsidiaries, the limitation is subject to a number of significant exceptions and the amount incurred could nevertheless be substantial, and could be incurred by the Company, any Guarantor or the Company’s subsidiaries that are not Guarantors. Moreover, the indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Debt, Disqualified Stock or Preferred Stock under the indenture. See “—Certain Covenants—Limitation on Debt and Disqualified or Preferred Stock.”
Security
General
     Subject to the provisions below and to Permitted Liens, the notes will be secured by second-priority Liens (the “Second-Priority Liens”) granted by the Company and the Guarantors on substantially all of the assets of the Company and the Guarantors (whether now owned or hereafter arising or acquired) as described in the Security Agreements (collectively, the “Collateral”) including without limitation:
•	perfected second-priority security interests in substantially all tangible and intangible personal property of the Company and each Guarantor, including but not limited to accounts, inventory, equipment, investment property, intellectual property, intercompany Debt, general intangibles and cash deposit and security accounts, in each case subject to certain exceptions set forth in the Security Agreements; and

•	a perfected second-priority security interest in all the Equity Interests of each existing and subsequently acquired first-tier Subsidiary of the Company that is a “Material Subsidiary” as defined in the Security Agreement (provided, that not more than 65% of the voting Equity Interests of any Foreign Subsidiary will be pledged); and

•	all proceeds of the foregoing.
     The Collateral will not include the following assets (such assets, “Excluded Property”): (i) any Principal Property, (ii) any Equity Interests of any Subsidiary that owns any property of the type described in the preceding clause (i) (each such Subsidiary, a “Principal Property Subsidiary”) and (iii) certain other assets to the extent set forth in the Security Agreements, including (A) any assets located outside the United States of America (other than Equity Interests in Material Subsidiaries as otherwise provided for in the Security Agreements), (B) any deposit account for taxes, payroll, employee benefits or similar items and any other account or financial asset in which such security interest would be unlawful or in violation of any employee benefit plan or agreement, (C) any lease, license, contract, agreement or other property right (including any United States of America intent-to-use trademark or service mark application), to which the Company or any Guarantor is a party or of any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (x) the abandonment, invalidation, unenforceability or other impairment of any right, title or interest of any grantor therein, or (y) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, agreement or other property right, (D) more than 65% of the outstanding voting Capital Stock of any Foreign Subsidiary, (E) any real property or fixture or (F) any “securities” of any of the Company’s “affiliates” (as the terms “securities” and “affiliates” are used in Rule 3-16 of Regulation S-X under the Securities Act) to the extent that Rule 3-16 of Regulation S-X under the Securities Act requires or would require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, that would require) the filing with the SEC of separate financial statements of the applicable “affiliate” that are not otherwise required to be filed due to the fact that a security interest in the “securities” of such “affiliate” has been granted under the Security Agreement for the payment of the Secured Obligations (as defined in the Security Agreemenet), but only to the extent necessary, and only for so long as required, to cause the applicable “affiliate” to not be subject to such requirement. As of the date hereof, the only Principal Property is Eastman Business Park, located in Rochester, New York and is owned by Eastman Kodak Company.
     “Material Subsidiary” is defined in the Security Agreement as each direct subsidiary of the Company that, for the most recently completed fiscal year of the Company for which audited financial statements are available, either (A) has, together with its Subsidiaries, assets that exceed 2% of the total assets shown on the consolidated statement of financial position of the Company as of the last day of such period or (B) has, together with its Subsidiaries, net sales that exceed 2% of the consolidated net sales of the Company for such period.
     If (i) material property (other than Excluded Property) is acquired by the Company or a Guarantor or (ii) property of the Company or a Guarantor that had constituted Excluded Property ceases to constitute Excluded Property, and in either case such property is not automatically subject to a perfected security interest under the Security Agreements, or (iii) if a Restricted Subsidiary becomes a Guarantor, then, subject to certain exceptions, the Company or the applicable Guarantor will, as soon as practical after such property’s acquisition (or such property no longer constituting Excluded Property), provide perfected security over such property (or, in the case of a new Guarantor, over all of its assets except Excluded

Property) in favor of the Second-Lien Collateral Agent on a second-priority Lien basis, and will deliver certain certificates and opinions in respect thereof as required by the indenture and the Security Agreements.
     The actions taken by the Second-Lien Collateral Agent to perfect its security interests in the Collateral have been limited to the filing of financing statements under the Uniform Commercial Code, the filing of a security agreement with the U.S. Copyright Office with respect to certain copyrights, the pledge under New York law of 65% of the outstanding voting capital stock of certain foreign subsidiaries (subject to the exclusion set forth above in clause (F) of the definition of Excluded Property) and the entry into control agreements over certain deposit accounts. The obligations of the Company and the Guarantors to take additional steps to perfect the security interests, including actions under local law to perfect pledges of capital stock of Foreign Subsidiaries, is limited as set forth in the Security Agreements.
     The obligations of (i) the Company, the guarantors and certain other Subsidiaries of the Company under Permitted Credit Facility Debt (including the Credit Agreement) and (ii) the Company and its Subsidiaries under Hedging Agreements and other agreements including treasury management arrangements and certain letters of credit, in each case with a lender or an affiliate of a lender under any credit agreement evidencing Permitted Credit Facility Debt (including the Credit Agreement) in an aggregate amount for this clause (ii) not to exceed $100,000,000 plus any unused amounts of Debt permitted to be Incurred under clause (i) of the definition of “Permitted Debt,” are secured, subject to certain limitations, by First-Priority Liens on the Collateral. As set out in more detail below, upon an enforcement event or insolvency proceeding, proceeds from the Collateral will be applied first to satisfy such other obligations and then to satisfy obligations on the notes. In addition, the indenture will permit the Company and the Guarantors to create additional Liens under specified circumstances, including certain additional senior or parity Liens on the Collateral. See the definition of “Permitted Liens.”
     The Collateral (1) is pledged to the agent under the Credit Agreement (together with any other collateral agent for any First-Priority Lien Obligations, the “First-Lien Agent”), on a first-priority basis for the benefit of the “Secured Parties” (as defined in the security documents relating to the Credit Agreement or such other applicable defined term under any First-Priority Documents) and (2) is pledged to The Bank of New York Mellon, as collateral agent (the “Second-Lien Collateral Agent”), on a second-priority basis, for the benefit of the trustee and the holders of the notes. The Second-Priority Lien Obligations will constitute claims separate and apart from (and of a different class from) the First-Priority Lien Obligations and the Second-Priority Liens will be junior to the First-Priority Liens.
Control Over Collateral and Enforcement of Liens
     The Security Agreements provide that, while any First-Priority Lien Obligations (or any commitments or letters of credit in respect thereof) are outstanding, the First-Priority Secured Parties will control at all times all remedies and other actions related to the Collateral and the Second-Priority Liens will not entitle the Second-Lien Collateral Agent, the trustee or the holders of any notes to take any action whatsoever (other than limited actions to preserve and protect the Second-Priority Liens that do not impair the First-Priority Liens) with respect to the Collateral until the expiration of a 180-day period beginning on the date on which the Second-Lien Collateral Agent has delivered to the First-Lien Agent a written notice certifying that an Event of Default has occurred and is continuing (which 180-day period shall be extended (a) so long as the First-Priority Secured Parties shall have commenced and shall be diligently pursuing the enforcement or exercise of their rights and remedies with respect to the Collateral, (b) during such time when the grantor against whom enforcement action is proposed to be taken is the subject of an insolvency proceeding or (c) if the acceleration of the Second-Priority Lien Obligations (if any) is rescinded) (the “Standstill Period”). As a result, while any First-Priority Lien Obligations (or any commitments or letters of credit in respect thereof) are outstanding and unless the Standstill Period shall have expired, none of the Second-Lien Collateral Agent, the trustee or the holders of the notes will be able to force a sale of the Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of the First-Priority Liens or challenge any decisions in respect thereof by the holders of the First-Priority Liens.
     If First Priority Lien Obligations are no longer outstanding or the Debt thereunder is no longer secured by Liens on the Collateral, then upon the occurrence and during the continuation of an Event of Default and subject to the Intercreditor Agreement, the Second-Lien Collateral Agent will have the right to exercise on behalf of the holders of the notes such remedies with respect to the Collateral, as are available under the indenture, the Security Agreements and at law. Under the terms of the indenture and the Security Agreements but subject to the Intercreditor Agreement, the Second-Lien Collateral Agent will determine (at the direction of the holders of a majority in principal amount of the outstanding notes) the circumstances and manner in which to dispose of the Collateral, including, but not limited to, the determination of whether to foreclose on such Collateral following an Event of Default.
     The right of the Second-Lien Collateral Agent to repossess and dispose of the Collateral upon the occurrence and during the continuation of an Event of Default under the indenture:
•	is subject to the provisions of the Intercreditor Agreement;

•	in the case of assets that are subject to Permitted Liens, is subject to the terms of agreements governing those Permitted Liens;

•	with respect to any Collateral, is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against the Company or any of its Restricted Subsidiaries prior to the Second-Lien Collateral Agent having repossessed and disposed of the Collateral; and

•	in the case of real property Collateral (if any), could also be significantly impaired by restrictions under applicable law.
     Proceeds realized by the First-Lien Agent or the Second-Lien Collateral Agent from the Collateral will be applied:
•	first, to amounts owing to the First-Priority Secured Parties and constituting First-Priority Lien Obligations in accordance with the terms of the First-Priority Documents until they are paid in full;

•	second, to amounts owing to the Second-Lien Collateral Agent in its capacity as such in accordance with the terms of the Security Agreements;

•	third, to amounts owing to the trustee in its capacity as such (in accordance with the terms of the indenture);

•	fourth, ratably to amounts owing to the holders of the notes (in accordance with the terms of the indenture) and holders of any other obligations secured by Second-Priority Liens on the Collateral; and

•	fifth, to the Company and/or other persons lawfully entitled thereto or as a court of competent jurisdiction may direct.
     The Collateral was not appraised in connection with the initial issuance of the notes and will not be appraised in connection with the sale of the notes by the selling securityholders hereunder. The consolidated book value of the Collateral as of September 30, 2009 was approximately $2,059 million. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the industries in which the Company operates, the Company’s ability to implement its business strategy, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the Company cannot assure that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay its obligations under the notes. In addition, the fact that the holders of the First-Priority Lien Obligations will receive proceeds from enforcement of the Collateral before holders of the notes and control the remedies and other actions with respect to the Collateral, and that other Persons may have first-priority Liens in respect of assets subject to Permitted Liens, could have a material adverse effect on the amount that would be realized upon a liquidation of the Collateral. Accordingly, there can be no assurance that proceeds of any sale of the Collateral pursuant to the indenture and the Security Agreements following an Event of Default would be sufficient to satisfy, or would not be substantially less than, amounts due under the notes.
     If the proceeds of any of the Collateral were not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Company and the Guarantors.

Release of Liens
     The Security Agreements and the indenture provide that the Second-Priority Liens securing the Note Guaranty of any Guarantor will be automatically released when such Guarantor’s Note Guaranty is released in accordance with the terms of the indenture. In addition, the Second-Priority Liens securing the notes will be released:
     (a) upon discharge or defeasance of the notes as set forth below under “—Defeasance and Discharge;”
     (b) upon payment in full of principal, interest and all other Obligations on the notes;
     (c) with the consent of the requisite holders of the notes in accordance with the provisions under “—Amendments and Waivers,” including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, notes;
     (d) with respect to the Second-Priority Lien on any Collateral, in connection with any sale, transfer or other disposition of such Collateral by the Company or any Guarantor to a Person that is not (either before or after the consummation of such sale, transfer or disposition) the Company or a Guarantor (but excluding any transaction subject to “—Consolidation, Merger or Sale of Assets” where the recipient is required to become the obligor on the notes or a Guarantor) that is permitted by the indenture;
     (e) upon the occurrence of Debt permitted by clause (b)(9) of “—Limitation on Debt and Disqualified or Preferred Stock” to the extent required by the holder of such Debt;
     (f) as required by the Intercreditor Agreement; and
     (g) with respect to the Second-Priority Liens securing the Note Guaranty of any Guarantor, upon the release of such Guarantor’s Note Guaranty in accordance with the indenture.
     To the extent applicable, the Company will comply with Section 314(d) of the TIA, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the notes. Any certificate or opinion required by Section 314(d) of the TIA may be made by an officer or employee of the Company except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the trustee. Notwithstanding anything to the contrary herein, the Company and its Subsidiaries will not be required to comply with all or any portion of Section 314(d) of the TIA if they determine, in good faith based on advice of outside counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an indenture qualified under the TIA to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the TIA. In addition, under interpretations provided by the SEC, to the extent that a release of a Lien is made without the need for consent by the holders of the notes or the Trustee, the provisions of Section 314(d) may be inapplicable to the release.
Intercreditor Agreement
     The Company, the Guarantors, the trustee (including in its capacity as Second-Lien Collateral Agent) and the First-Lien Agent entered into the Intercreditor Agreement that established the second priority status of the Second-Priority Liens. Each Wholly-Owned Domestic Restricted Subsidiary that becomes a Guarantor in the future will be required to become party to the Intercreditor Agreement. In addition to the provisions described above, the Intercreditor Agreement also imposes certain other customary restrictions and agreements, including the restrictions and agreements described below.
•	The Second-Lien Collateral Agent, the trustee and the holders of the notes, any refinancing or replacement of the notes and any other indebtedness secured by the Collateral on a second-priority basis, and which indebtedness designated as such by the Company to the Second-Lien Collateral Agent (such obligations, collectively, the “Second-Priority Lien Obligations”), agree that the First-Lien Agent and the other holders of the First-Priority Lien Obligations (collectively, the “First-Priority Secured Parties”) will have no duties to them in respect of the maintenance or preservation of the Collateral (other than, in the case of the First-Lien Agent, a duty to hold certain possessory collateral solely for purposes of perfecting the Second-Priority Liens thereon for the benefit of the Second-Lien Collateral Agent, the trustee, the holders of the notes and the holders of any other Second-Priority Lien Obligations) (collectively, the “Second-Priority Secured Parties”).

•	Any and all Liens in favor of any Second-Lien Secured Party securing Second-Lien Obligations, regardless of how acquired, are expressly junior in priority to any and all Liens created or arising in favor of the First-Lien Secured Parties secured the First-Priority Lien Obligations.

•	The Second-Priority Secured Parties agree that they will not object to or contest, or support any other Person in contesting or objecting to, the priority, validity, enforceability, perfection or extent of the First-Priority Liens on the Collateral.

•	The Second-Lien Collateral Agent will irrevocably appoint the First-Lien Agent and any officer or agent of the First-Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place of the Second-Lien Collateral Agent or in the First-Lien Agent’s own name, from time to time, in the First-Lien Agent’s sole discretion, for the purpose of carrying out the terms relating to the release of the Second-Priority Liens pursuant to an Enforcement Action.

•	So long as any First-Priority Lien Obligations are outstanding, the Company and the Guarantors will not grant or permit any Lien on any of their assets securing any Second-Priority Lien Obligations unless it has granted or concurrently grants a Lien on such asset to secure the First-Priority Lien Obligations.

•	The Second-Lien Collateral Agent and the other Second-Priority Secured Parties generally agree that so long as any First-Priority Lien Obligations are outstanding, if they receive any Collateral or any proceeds thereof in connection with the exercise of any right or remedy as a secured creditor with respect to the Collateral (including the exercise of any right of set-off), they will turn such payments over to the First-Lien Agent for the benefit of the holders of such First-Priority Lien Obligations.
     Finally, if the Company or any Guarantor is subject to any bankruptcy, insolvency, liquidation or other debtor-relief proceeding, the Second-Lien Collateral Agent, and the other Second-Priority Secured Parties, agree that:
•	they will not make any filings, pleadings or motions, or take any other action whatsoever, in respect of the Collateral (including with respect to the validity and enforceability of the First-Priority Liens and including any motion for relief from the automatic stay), except for filing proofs of claim and certain customary protective filings, and for a bid on all or a portion of the Collateral in any foreclosure proceeding or action;

•	they will not object to or contest (i) any request by the First-Priority Secured Parties for adequate protection, (ii) any motion or similar pleading made by the First-Priority Secured Parties claiming a lack of adequate protection, or (iii) the payment of adequate protection to the First-Priority Secured Parties in the form of interest, fees, expenses or other amounts;

•	they will not seek or require the Company or any Guarantor, as applicable, to provide any adequate protection, or accept any such adequate protection, except as provided below;

•	they will consent to the Company’s or any Guarantor’s, as applicable, use of cash collateral if the First-Priority Secured Parties consent (or do not object) to such usage and the Second-Priority Secured Parties receive adequate protection as set out below;

•	they will not object to (or support any objection to), and they will be deemed to consent to, any debtor-in-possession financing consented to by the First-Priority Secured Parties so long as the amount of such debtor-in-possession financing (“DIP Financing”), together with the amount of First-Priority Lien Obligations to remain outstanding after giving effect to such DIP Financing, does not exceed the First Lien Cap (as defined in the Intercreditor Agreement) plus $100.0 million (any such debtor-in-possession financing, an “Acceptable DIP

Financing”), and they shall not request or accept any form of adequate protection or other relief in connection therewith and will subordinate the Second-Priority Liens to such DIP Financing; provided, that if the First-Priority Secured Parties are granted adequate protection in the form of Liens on additional collateral in connection with an Acceptable DIP Financing or in connection with the use of cash collateral, then the Second Lien Parties may seek adequate protection in the form of Liens on such additional collateral (subordinated to the Liens securing the First-Priority Lien Obligations and any Acceptable DIP Financing on the same basis as the Second-Priority Liens are so subordinated to the First-Priority Liens under the Intercreditor Agreement);

•	if any Second-Priority Secured Party is granted adequate protection in the form of additional collateral, then the First-Priority Secured Parties shall have a senior Lien on such additional collateral, and if any First-Priority Secured Party is granted adequate protection in the form of a superpriority claim, then the Second-Priority Secured Parties may seek adequate protection in the form of a junior superpriority claim, subordinated to the superpriority claim granted to such First-Priority Secured Party;

•	they will not oppose (and will be deemed to have consented to) any sale or other disposition of the Collateral supported by the First-Lien Agent and will be deemed to have consented to any such sale as long as the Second-Priority Liens attach to the proceeds; and

•	they will not oppose or seek to challenge any claim of any First-Priority Secured Party for post-petition interest, fees, costs, charges or expenses to the extent of the value of the First-Priority Liens on the Collateral securing the applicable First-Priority Lien Obligations, without regard to the existence of the Second-Priority Liens on the Collateral.
     Upon (i) acceleration of any First-Priority Lien Obligations, (ii) commencement by the Company or any Guarantor of any bankruptcy, insolvency, liquidation or other debtor-relief proceeding or (iii) commencement by the First-Priority Secured Parties of any Enforcement Action, the Second-Priority Secured Parties shall have a one-time right to purchase, within 30 days of such event, at par, all (but not less than all) of the First-Priority Lien Obligations.
     Any amendments, modifications or waivers of the Intercreditor Agreement must be signed in writing by the First-Lien Agent and the Second-Lien Collateral Agent, and, only if the rights or duties of the Company or any Guarantor are directly affected thereby, by the Company or such Guarantor.
Optional Redemption
     Except as set forth in the next three paragraphs, the notes are not redeemable at the option of the Company.
     At any time and from time to time on or after October 1, 2013, the Company may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount (including any increase in the principal amount reflecting PIK Interest) plus accrued and unpaid interest to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
     At any time and from time to time prior to October 1, 2012, the Company may redeem notes with the net cash proceeds received by the Company from any Equity Offering at a redemption price equal to 110.50% of the principal amount (including any increase in the principal amount reflecting PIK Interest) plus accrued and unpaid interest to, but excluding, the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the notes, provided that
     (1) in each case the redemption takes place not later than 120 days after the closing of the related Equity Offering, and
     (2) not less than 65% of the original aggregate principal amount of the notes offered on the Issue Date remains outstanding immediately thereafter.
     At any time and from time to time prior to October 1, 2013, upon not less than 30 nor more than 60 days’ notice, the Company may redeem some or all of the notes at a price of 100% of the principal amount of the notes redeemed plus the Applicable Premium (defined below), plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

          “Applicable Premium” means, with respect to any note on any redemption date, the greater of:
(1)	1.0% of the principal amount of such note; and

(2)	the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such note on October 1, 2013 (as stated in the second paragraph of this section), plus (ii) all required interest payments due on such note through October 1, 2013 (excluding accrued but unpaid interest, if any, to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of such note.
     If fewer than all of the notes are being redeemed, the trustee will select the notes to be redeemed pro rata, by lot or by any other method the trustee in its sole discretion deems fair and appropriate, in denominations of $2,000 principal amount and whole multiples of $1,000 thereof (or in amounts of $1.00 or whole multiples of $1.00 in excess thereof for PIK Interest amounts), except that if all of the notes of a holder are to be redeemed or purchased, the entire outstanding amount of notes held by such holder, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of the indenture that apply to notes called for redemption or purchase also apply to portions of notes called for redemption or purchase. Upon surrender of any note redeemed in part, the holder will receive a new note equal in principal amount to the unredeemed portion of the surrendered note. Once notice of redemption is sent to the holders, notes called for redemption become due and payable at the redemption price on the redemption date, and, commencing on the redemption date, notes redeemed will cease to accrue interest.
No Mandatory Redemption or Sinking Fund
     There are not any mandatory redemption or sinking fund payments for the notes.
Certain Covenants
     The indenture contains covenants including, among others, the following:
     Limitation on Debt and Disqualified or Preferred Stock.
     (a) The Company
     (1) will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt; and
     (2) will not, and will not permit any Restricted Subsidiary to, Incur any Disqualified Stock, and will not permit any of its Restricted Subsidiaries to Incur any Preferred Stock (other than Disqualified Stock or Preferred Stock of Restricted Subsidiaries held by the Company or a Restricted Subsidiary, so long as it is so held);
provided that the Company or any Guarantor may Incur Debt and the Company or any Guarantor may Incur Disqualified Stock and any Guarantor may Incur Preferred Stock if, on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio is not less than 2.0:1.0.
     (b) Notwithstanding the foregoing, the Company and, to the extent provided below, any Restricted Subsidiary may Incur the following (“Permitted Debt”):
     (1) (A) Debt of the Company or any Restricted Subsidiary pursuant to Credit Facilities (“Permitted Credit Facility Debt”); provided that the aggregate principal amount of any Debt under this clause (A) at any time outstanding shall not exceed (x) the greater of (i) $500,000,000 minus any amount of any Permitted Credit Facility Debt permanently repaid as provided under “—Limitation on Asset Sales” and (ii) the Borrowing Base Amount minus the principal amount of the notes outstanding, minus (y) the amount of any Permitted Receivables Financing outstanding; provided, further, that prior to the Trigger Date, the amount of Debt outstanding under this clause (A) shall not exceed $500,000,000 minus (I) any amount of Permitted Credit Facility Debt permanently repaid as provided under “—Limitation on Asset Sales” and (II) the amount of any Permitted Receivables Financing outstanding and (B) Guarantees of such Debt by the Company or any Restricted Subsidiary;

     (2) Debt of the Company or any Restricted Subsidiary (other than a Securitization Subsidiary) to the Company or any Restricted Subsidiary so long as such Debt continues to be owed to the Company or a Restricted Subsidiary;
     (3) Debt of the Company pursuant to the notes (including any Debt represented by PIK Interest) and Debt of any Guarantor pursuant to a Note Guaranty of the notes;
     (4) Debt (“Permitted Refinancing Debt”) constituting an extension or renewal of, replacement of or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, refinance or refund, including by way of defeasance (all of the above, for purposes of this clause, “refinance”) then outstanding Debt, in whole or in part, in an amount not to exceed the principal amount and accrued interest of the Debt so refinanced, plus premiums, commissions, costs, fees and expenses; provided that
     (A) in case the Debt to be refinanced is subordinated in right of payment to the notes, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Debt to be refinanced is subordinated to the notes,
     (B) the new Debt does not have a Stated Maturity prior to the Stated Maturity of the Debt to be refinanced, and the Average Life of the new Debt is at least equal to the remaining Average Life of the Debt to be refinanced,
     (C) in no event may Debt of the Company or any Guarantor be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary that is not a Guarantor unless such Restricted Subsidiary was an obligor on the Debt being refinanced, and
     (D) Debt Incurred pursuant to clauses (1), (2), (5), (6), (10), (11), (12), (14), (15), (16), (17), (18), (19) and (20) may not be refinanced pursuant to this clause;
     (5) Hedging Agreements of the Company or any Restricted Subsidiary entered into in the ordinary course of business for the purpose of limiting risks associated with the business of the Company and its Restricted Subsidiaries and not for speculation;
     (6) Debt of the Company or any Restricted Subsidiary with respect to letters of credit, bank guarantees, and bankers’ acceptances issued in the ordinary course of business, including letters of credit supporting performance, surety or appeal bonds, and indemnification, adjustment of purchase price (including earn-outs) or similar obligations incurred in connection with the acquisition or disposition of any stock, business or assets;
     (7) Acquired Debt;
     (8) Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date (for purposes of clause (4)(D), not otherwise constituting Permitted Debt);
     (9) Debt of the Company or any Restricted Subsidiary, which may include Capital Leases, Incurred on or after the Issue Date no later than 365 days after the date of purchase or completion of construction or improvement of property for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement, provided that the principal amount of any Debt Incurred pursuant to this clause may not exceed (a) $200,000,000 less (b) the aggregate outstanding amount of Permitted Refinancing Debt Incurred to refinance Debt Incurred pursuant to this clause;
     (10) Debt of any Restricted Subsidiary organized under the laws of, or substantially all of the business of which is conducted in, the People’s Republic of China in an aggregate amount not to exceed $200,000,000 at any time outstanding;

     (11) Debt of Kodak International Finance Limited, a company organized and existing under the laws of England, Incurred to finance its short term working capital needs, in an aggregate amount not to exceed $100,000,000 at any time outstanding;
     (12) Debt of the Company or any Restricted Subsidiary consisting of Guarantees of Debt of the Company or any Restricted Subsidiary Incurred under any other clause of this covenant;
     (13) Debt of the Company consisting of the 2017 Notes in an aggregate principal amount of $400,000,000;
     (14) unsecured Debt consisting of Guarantees of amounts owing by customers of the Company and its Subsidiaries under equipment and vendor financing programs in an aggregate amount not to exceed $75,000,000 at any time outstanding;
     (15) Debt of any Foreign Restricted Subsidiary in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;
     (16) any Permitted Receivables Financing in an aggregate principal amount at any time outstanding not to exceed (x) the greater of (i) $500,000,000 minus any amount of such Debt permanently repaid as provided under “—Limitation on Asset Sales” and (ii) the Borrowing Base Amount minus the principal amount of the notes outstanding, minus (y) the amount of Debt Incurred under clause (1) outstanding at such time;
     (17) Debt of the Company or any Restricted Subsidiary Incurred on or after the Issue Date not otherwise permitted in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;
     (18) Debt consisting of Guarantees of obligations (other than Debt) of suppliers, licensors or franchisees in the ordinary course of business;
     (19) Debt of the Company or a Restricted Subsidiary to the extent the net proceeds thereof are promptly deposited to defease or discharge the notes as set forth under “Defeasance and Discharge;” and
     (20) Debt of the Company or a Restricted Subsidiary consisting of Guarantees in respect of obligations of joint ventures as to which the Company or a Restricted Subsidiary is a joint venture partner; provided that the aggregate principal amount of Debt incurred pursuant to this clause (20) shall not exceed $100,000,000 outstanding at any time.
     Notwithstanding any other provision of this covenant, for purposes of determining compliance with this covenant, increases in Debt solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that the Company or a Restricted Subsidiary may Incur under this covenant. For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred; provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Debt is denominated that is in effect on the date of such refinancing.
     In the event that an item of Debt meets the criteria of more than one of the types of Debt described in this covenant, the Company, in its sole discretion, will classify items of Debt and will only be required to include the amount and type of such Debt in one of such clauses and the Company will be entitled to divide and classify an item of Debt in more than one of the types of Debt described in this covenant, and may change the classification of an item of Debt (or any portion thereof) to any other type of Debt described in this covenant at any time; provided that Debt under the Credit Agreement outstanding on the Issue Date shall be deemed at all times to be incurred under clause (1) of Permitted Debt. For purposes of determining any particular amount of Debt described in this covenant, Guarantees, liens or obligations, in each case, in support of letters of credit supporting Debt shall not be included to the extent such letters of credit are included in the amount of Debt.
     Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in kind will not be deemed to be an Incurrence of Debt for purposes of this covenant but will be included in subsequent calculations of the amount of outstanding Debt for purposes of Incurring future Debt.
     Neither the Company nor any Guarantor may Incur any Debt that is subordinate in right of payment to other Debt of the Company or the Guarantor unless such Debt is also subordinate in right of payment to the notes or the relevant Note Guaranty, as the case may be, to the extent and in the same manner as such Debt is subordinated to other Debt. This does not apply to distinctions between categories of Debt that exist by reason of any Liens or Guarantees securing or in favor of some but not all of such Debt otherwise permitted hereunder. The indenture will not treat (1) unsecured Debt as subordinated or junior to secured Debt merely because it is unsecured or (2) senior Debt as subordinated or junior to any other senior Debt merely because it has a junior priority with respect to the same collateral.
     Limitation on Restricted Payments.
     (a) The Company will not, and will not permit any Restricted Subsidiary to (the payments and other actions described in the following clauses being collectively “Restricted Payments”):
•	declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in the Company’s Qualified Equity Interests) held by Persons other than the Company or any of its Restricted Subsidiaries;

•	purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary held by Persons other than the Company or any of its Restricted Subsidiaries;

•	repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt except (i) a payment of interest or principal at Stated Maturity or (ii) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value, or the payment of Subordinated Debt in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, within one year of such repayment, redemption, repurchase, defeasance or other acquisition or retirement for value; or

•	make any Investment other than a Permitted Investment;
unless, at the time of, and after giving effect to, the proposed Restricted Payment:
     (1) no Default has occurred and is continuing,
     (2) the Company could Incur at least $1.00 of Debt under the Fixed Charge Coverage Ratio set forth in the proviso to paragraph (a) under the “—Limitation on Debt and Disqualified or Preferred Stock” covenant, and
     (3) the aggregate amount expended for all Restricted Payments made on or after the Issue Date would not, subject to paragraph (c), exceed the sum of
     (A) 50% of the aggregate amount of the Consolidated Net Income accrued on a cumulative basis during the period, taken as one accounting period, beginning on the first day of the fiscal quarter during which the Issue Date occurs and ending on the last day of the Company’s most recently completed fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus
     (B) subject to paragraph (c), the aggregate net cash proceeds and Fair Market Value of any property or assets received by the Company (other than from a Subsidiary) on or after the Issue Date from the issuance and sale of its Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted into Qualified Equity Interests of the Company, plus
     (C) an amount equal to the sum, for all Unrestricted Subsidiaries, of the following:
     (x) the cash return, after the Issue Date, on Investments in an Unrestricted Subsidiary made after the Issue Date pursuant to this paragraph (a) as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (to the extent not included in Consolidated Net Income), plus
     (y) the portion (proportionate to the Company’s or Restricted Subsidiary’s, as applicable, equity interest in such Subsidiary) of the Fair Market Value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made after the Issue Date by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary pursuant to this paragraph (a), plus
     (D) the cash return, after the Issue Date, on any other Investment made after the Issue Date pursuant to this paragraph (a), as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (to the extent not included in Consolidated Net Income), not to exceed the amount of such Investment so made.
The amount expended in any Restricted Payment, if other than in cash, will be deemed to be the Fair Market Value of the relevant non-cash assets, as determined in good faith by the Board of Directors of the Company or an executive officer of the Company, whose determination will be conclusive if so determined and, if made by the Board of Directors of the Company, evidenced by a Board Resolution.
     (b) The foregoing will not prohibit:
     (1) the payment of any dividend or distribution within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with paragraph (a);
     (2) the accrual, declaration and payment of dividends or distributions by a Restricted Subsidiary, on a pro rata basis or on a basis more favorable to the Company or to the Restricted Subsidiary that is the parent of such Restricted Subsidiary, as the case may be, to all holders of any class of Capital Stock of such Restricted Subsidiary a majority of which is held, directly or indirectly through Restricted Subsidiaries, by the Company;
     (3) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt or Disqualified Stock with the proceeds of, or in exchange for, Permitted Refinancing Debt;
     (4) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of a substantially concurrent offering of, Qualified Equity Interests of the Company;
     (5) the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Debt or Disqualified Stock of the Company in exchange for, or out of the proceeds of, a substantially concurrent offering of, Qualified Equity Interests of the Company;
     (6) any Investment made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering of Qualified Equity Interests of the Company;
     (7) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Equity Interests were issued; provided that the aggregate cash consideration paid therefor in any twelve-month period after the Issue Date does not exceed an aggregate amount of $5,000,000;

     (8) the repurchase of any Subordinated Debt or Disqualified Stock at a purchase price not greater than 101% of the principal amount thereof in the event of (x) a change of control pursuant to a provision not materially more favorable to the holders thereof than “—Repurchase of Notes Upon a Change of Control” or (y) an Asset Sale pursuant to a provision not materially more favorable to the holders thereof than “—Limitation on Asset Sales,” provided that, in each case, prior to the repurchase the Company has made an Offer to Purchase and repurchased all notes that were validly tendered for payment in connection with the Offer to Purchase;
     (9) other Restricted Payments in an aggregate amount not to exceed $100,000,000;
     (10) repurchases or other acquisitions of Equity Interests deemed to occur upon exercise of stock options or warrants or upon the vesting of restricted stock or restricted stock units if such Equity Interests represent the exercise price of such options or warrants or represent withholding taxes due upon such exercise or vesting;
     (11) the purchase of fractional shares of Capital Stock of the Company arising out of stock dividends, splits or combinations or mergers, consolidations or other acquisitions or the payment of cash in lieu of fractional shares upon the exercise of warrants, options or other securities convertible into or exercisable for Capital Stock of the Company;
     (12) in connection with any acquisition by the Company or by any of its Restricted Subsidiaries, the receipt or acceptance of the return to the Company or any of its Restricted Subsidiaries of Capital Stock of the Company or any Restricted Subsidiaries constituting a portion of the purchase price consideration in settlement of indemnification claims or as a result of a purchase price adjustment (including earn-outs and similar obligations);
     (13) the distribution of rights pursuant to any customary shareholder rights plan or the redemption of such rights in accordance with the terms of any such shareholder rights plan; and
     (14) payments or distributions to stockholders of a Person acquired by the Company or a Restricted Subsidiary (the shareholders of which are not Affiliates of the Company) pursuant to appraisal rights required under applicable law in connection with any merger, consolidation or other acquisition by the Company or any Restricted Subsidiary;
provided that, in the case of clauses (6), (7) and (9) no Default has occurred and is continuing or would occur as a result thereof.
     (c) Proceeds of the issuance of Qualified Equity Interests will be included under clause (3) of paragraph (a) only to the extent they are not applied as described in clause (4), (5) or (6) of paragraph (b). Restricted Payments permitted pursuant to clause (1), (2) but only to the extent paid to Persons other than the Company or a Restricted Subsidiary, (6) and (9) of paragraph (b) will be included in making the calculations under clause (3) of paragraph (a), and Restricted Payments permitted pursuant to any other clause of paragraph (b) shall be excluded in the making of such calculation.
     Limitation on Liens.
     (a) The Company will not, and will not permit any Restricted Subsidiary to, incur or permit to exist any Lien of any nature whatsoever on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, other than Permitted Liens.
     (b) If the Company or any Guarantor creates any additional Lien to secure any First-Priority Lien Obligations that is not at the time Collateral, it must concurrently grant a second priority Lien upon such asset as security for the notes or Note Guaranty, such that the applicable asset becomes Collateral.
     Limitation on Dividend and other Payment Restrictions Affecting Restricted Subsidiaries.
     (a) Except as provided in paragraph (b), the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to

     (1) pay dividends or make any other distributions on any Equity Interests of the Restricted Subsidiary owned by the Company or any other Restricted Subsidiary,
     (2) pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary,
     (3) make loans or advances to the Company or any other Restricted Subsidiary, or
     (4) transfer any of its property or assets to the Company or any other Restricted Subsidiary.
     (b) The provisions of paragraph (a) do not apply to any encumbrances or restrictions
     (1) existing on the Issue Date in the Credit Agreement, the indenture or any other agreements in effect on the Issue Date, and any extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the extension, renewal, replacement or refinancing of such agreements are (as determined in good faith by the Company), taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;
     (2) existing under or by reason of applicable law, regulation, order, approval, license, permit, grant or similar restriction, in each case, issued or imposed by a governmental authority;
     (3) existing
     (A) with respect to any Person, or to the property or assets of any Person, at the time the Person is acquired by the Company or any Restricted Subsidiary (including those existing by reason of Acquired Debt), or
     (B) with respect to any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary, which encumbrances or restrictions (i) are not applicable to any other Person or the property or assets of any other Person (other than the Subsidiaries of the Person so acquired) and (ii) were not put in place in anticipation of such event and any extensions, renewals, replacements or refinancings of any of the foregoing, provided the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;
     (4) of the type described in clause (a)(4) arising or agreed to in the ordinary course of business (including Debt permitted to be incurred, as set forth under the “—Limitation on Debt and Disqualified or Preferred Stock” covenant, that imposes such restrictions) (i) that restrict in a customary manner the subletting, assignment, licensing or transfer of any property or asset that is subject to a lease, license or other agreement or (ii) by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of, the Company or any Restricted Subsidiary;
     (5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, the Restricted Subsidiary that is permitted by the indenture;
     (6) consisting of customary restrictions pursuant to any Permitted Receivables Financing;
     (7) contained in the terms governing any Debt permitted under the indenture if (as determined in good faith by the Company) (i) the encumbrances or restrictions are ordinary and customary for a financing of that type and (ii) the encumbrances or restrictions either would not, at the time agreed to, be expected to materially adversely affect the ability of the Company to make payments on the notes or any Guarantor to make payments in respect of its Note Guaranty;
     (8) required pursuant to the indenture;

     (9) consisting of customary provisions in joint venture agreements, leases, licenses, purchase and sale or merger agreements and other agreements entered into in the ordinary course of business;
     (10) that exist as a result of Permitted Liens;
     (11) under any customary provisions with respect to cash or other deposit or net worth requirements under agreements, instruments or contracts entered into in the ordinary course of business;
     (12) under any agreement, instrument or contract entered into in connection with the incurrence of Debt of the type described in clause (b)(16) under “—Limitation on Debt and Disqualified or Preferred Stock;” or
     (13) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
     Additional Guarantees.
     If (i) the Company or any of its Restricted Subsidiaries acquires or creates a Wholly Owned Domestic Restricted Subsidiary (other than any such Subsidiary that is an Excluded Subsidiary) or (ii) any Wholly Owned Domestic Restricted Subsidiary that is an Excluded Subsidiary ceases to be an Excluded Subsidiary, such Wholly Owned Domestic Restricted Subsidiary must provide a Note Guaranty within 30 days after such acquisition or creation or after the date on which such Subsidiary ceases to be an Excluded Subsidiary, as the case may be.
     Repurchase of Notes upon a Change of Control.
     Not later than 30 days following a Change of Control, unless the Company has previously or concurrently delivered a redemption notice with respect to all outstanding notes as set forth under “Optional Redemption,” the Company will make an Offer to Purchase all outstanding notes at a purchase price equal to 101% of the principal amount plus accrued interest to, but excluding, the date of purchase.
     An “Offer to Purchase” must be made by written offer, which will specify the principal amount of notes subject to the offer and the purchase price. The offer must specify a deadline for tendering notes (the “repurchase deadline”) not fewer than 30 days or more than 60 days after the date of the offer and a settlement date for purchase (the “purchase date”) not more than five Business Days after the repurchase deadline. The offer must contain instructions and materials necessary to enable holders to tender notes pursuant to the offer and such other information as required by the indenture.
     A holder may tender all or any portion of its notes pursuant to an Offer to Purchase, subject to the requirement that any portion of a note tendered must be in a multiple of $1,000 principal amount (or in amounts of $1.00 or whole multiples of $1.00 in excess thereof for PIK Interest amounts). Holders are entitled to withdraw notes tendered up to the close of business on the repurchase deadline. On the purchase date the purchase price will become due and payable on each note accepted for purchase pursuant to the Offer to Purchase, and interest on notes purchased will cease to accrue on and after the purchase date.
     The Company will comply with Section 14(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all securities laws, rules, regulations and other applicable laws in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance. The Company will not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an Offer to Purchase upon a Change of Control. The Company’s obligations in respect of an Offer to Purchase can be modified with the consent of holders of a majority of the aggregate principal amount of notes then outstanding at any time prior to the occurrence of a Change of Control. Notwithstanding anything to the contrary herein, an Offer to Purchase may be made in advance of a Change of Control, conditional upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

     The existing Credit Agreement provides that the occurrence of certain change of control events with respect to the Company would constitute an event of default thereunder and certain change of control events would require the Company to make an offer to repurchase certain of its existing public debt under the indentures governing such existing public debt. In the event a Change of Control occurs, the Company could seek the consent of the Credit Agreement lenders and holders of existing public debt to the purchase of notes or could attempt to refinance the Credit Agreement and existing public debt. If the Company were not able to obtain that consent or to refinance, it would continue to be prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture, which may in turn constitute an event of default under the Credit Agreement and the indentures governing the existing public debt.
     Future debt of the Company may also prohibit the Company from purchasing notes in the event of a Change of Control, provide that a Change of Control is a default or require the repurchase of such debt upon a Change of Control. Moreover, the exercise by the noteholders of their right to require the Company to purchase the notes could cause a default under other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on the Company.
     Finally, the Company’s ability to pay cash to the noteholders following the occurrence of a Change of Control may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the notes. See “Risk Factors—We may not be able to repurchase the notes upon a change of control.”
     The phrase “all or substantially all,” as used with respect to the assets of the Company and its Subsidiaries, taken as a whole, in the definition of “Change of Control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Company and its Subsidiaries, taken as a whole, has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear without resort to legal action.
     Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holder of the notes to require that the Company purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
     The Change of Control purchase feature of the notes may in certain circumstances make it more difficult to effect or discourage a sale or takeover of the Company, and thus the removal of incumbent management. Neither management nor the Company’s Board of Directors has any present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. The Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of debt outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.
     The provisions under the indenture relating to the Company’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or amended as described in “—Amendments and Waivers.”
     Limitation on Sales of Assets.
     The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless the following conditions are met:
     (1) The Asset Sale is for at least Fair Market Value, as determined in good faith by the Company in a manner consistent with its customary practices.
     (2) At least 75% of the consideration (the valuation thereof to be reasonably determined by the Company) consists of cash or Cash Equivalents received at closing. For purposes of this clause (2), (i) the assumption by the purchaser of Debt or other obligations (other than Subordinated Debt or other obligations subordinated by their terms in right of payment to the notes) of the Company or a Restricted Subsidiary pursuant to a customary novation agreement, and instruments or securities received from the purchaser that are promptly, but in any event within 180 days of the closing, converted by the Company to cash, to the extent of the cash actually so received, shall be considered cash received at closing and (ii) any Designated Non-Cash Consideration received by the Company or a Restricted Subsidiary having an aggregate Fair Market Value (measured at the time received and without giving effect to any subsequent change in value), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (ii) that has not been transferred, sold or otherwise exchanged for, or otherwise converted into, cash, not to exceed 5.0% of the total assets of the Company and its Restricted Subsidiaries at the time of the receipt of such Designated Non-Cash Consideration, shall be considered cash received at closing.
     (3) Within 220 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Net Cash Proceeds may be used at the Company’s option:
     (A) to permanently repay (i) First Priority-Lien Obligations of the Company or a Guarantor or, if the assets disposed of were not (and were not required to be) Collateral, any Debt of a Restricted Subsidiary that is not a Guarantor (and in the case of a revolving credit, permanently reduce the commitment thereunder by such amount), in each case owing to a Person other than the Company or any Restricted Subsidiary or (ii) Debt of the type described in clause (9) under the “—Limitation on Debt and Disqualified or Preferred Stock” covenant to the extent such Debt is secured by the property or assets that are the subject of such Asset Sale,
     (B) to acquire all or substantially all of the assets of a Permitted Business, or a majority of the Voting Stock of another Person that thereupon becomes a Restricted Subsidiary engaged in a Permitted Business, or to make capital expenditures or otherwise acquire Additional Assets, or
     (C) any combination of clauses (A) through (B) above.
     (4) The Net Cash Proceeds of an Asset Sale not applied pursuant to clause (3) within 220 days of the Asset Sale constitute “Excess Proceeds.” Excess Proceeds of less than $50,000,000 will be carried forward and accumulated. When accumulated Excess Proceeds equal or exceed such amount, the Company must, subject to any limitation under the terms of any Permitted Credit Facility Debt, within 270 days of the date of the Asset Sale that causes accumulated Excess Proceeds to exceed $50,000,000, make and complete an Offer to Purchase notes having a principal amount equal to
     (A) accumulated Excess Proceeds, less costs of the Offer to Purchase, multiplied by
     (B) a fraction (x) the numerator of which is equal to the outstanding principal amount of the notes and (y) the denominator of which is equal to the outstanding principal amount of the notes and all Debt secured by Liens on the Collateral of the same priority as the Liens securing the notes similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest $1,000. The purchase price for the notes will be 100% of the principal amount (including any PIK Interest) plus accrued interest to, but excluding, the date of purchase. If the Offer to Purchase is for less than all of the outstanding notes and notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company will purchase notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only notes in multiples of $1,000 principal amount (and the related PIK Interest in multiples of $1.00) will be purchased. Upon completion of the Offer to Purchase, the amount of the Excess Proceeds will be reset at zero, and any previously deemed Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the indenture.
     The Company will comply with Section 14(e) under the Exchange Act and all securities laws, rules, regulations and other applicable laws in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.
     Pending the application of any such Excess Proceeds, the Company or such Restricted Subsidiary may use such Excess Proceeds to temporarily reduce revolving indebtedness under a Credit Facility, if any, or otherwise invest such Excess Proceeds in cash or Cash Equivalents. The provisions under the indenture relating to the Company’s obligation to make an offer to repurchase the notes as described above may be waived or amended as described under “—Amendments and Waivers.”

     Limitation on Transactions with Affiliates.
     (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into, renew or extend any transaction or arrangement, including the purchase, sale, lease or exchange of property or assets, or the rendering of any service, with any Affiliate of the Company or any Restricted Subsidiary (a “Related Party Transaction”), except upon fair and reasonable terms no less favorable, taken as a whole, to the Company or the Restricted Subsidiary than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company.
     (b) Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $50,000,000 must first be approved by a majority of the Board of Directors of the Company who are disinterested in the subject matter of the transaction pursuant to a Board Resolution, unless there are no members of the Board of Directors of the Company that are disinterested in the subject matter of the transaction, in which case such transaction must be approved by a majority of the Board of Directors of the Company.
     (c) The foregoing paragraphs do not apply to
     (1) any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries of the Company;
     (2) the payment of reasonable and customary regular fees to, and the reimbursement of expenses of, directors of the Company who are not employees of the Company;
     (3) any Restricted Payments of a type permitted under paragraph (a) under “—Limitation on Restricted Payments;”
     (4) transactions or payments pursuant to any employee, officer or director compensation, benefit plans, collective bargaining agreement or other similar arrangements (including vacation, health, insurance, deferred compensation, retirement, savings, severance, change of control payments and incentive arrangements or other similar plans) entered into in the ordinary course of business;
     (5) transactions entered into as part of a Permitted Receivables Financing;
     (6) transactions pursuant to any contract or agreement in effect on the date of the indenture, as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are not materially less favorable to the Company and its Restricted Subsidiaries than those in effect on the date of the indenture;
     (7) indemnification or similar arrangements (including director and officer liability insurance) for officers, directors, employees or agents of the Company or any of its Restricted Subsidiaries pursuant to charter, bylaw, contractual or statutory provisions;
     (8) any transactions between the Company or any of its Restricted Subsidiaries and any Affiliate of the Company the Equity Interests of which Affiliate are owned solely by the Company or one of its Restricted Subsidiaries, on the one hand, and by persons who are not Affiliates of the Company or Restricted Subsidiaries, on the other hand;
     (9) loans and advances to directors, employees or officers made in the ordinary course of business in compliance with applicable laws, provided that such loans and advances do not exceed $25,000,000 in the aggregate at any one time outstanding;
     (10) transactions with persons who are Affiliates of the Company solely as a result of the Company’s or a Restricted Subsidiary’s Investment in such person;
     (11) any transactions as to which the Company has obtained a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to the Company and its Restricted Subsidiaries from a financial point of view; and

     (12) any Specified Transaction.
     Limitation on Line of Business.
     The Company will not, and will not permit any of its Restricted Subsidiaries, to engage in any business other than a Permitted Business, except to an extent that so doing would not be material to the Company and its Restricted Subsidiaries, taken as a whole.
     Designation of Restricted and Unrestricted Subsidiaries.
     (a) The Board of Directors of the Company may designate any Subsidiary other than a Designated Subsidiary, including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications and the designation would not cause a Default:
     (1) Such Subsidiary does not own any Capital Stock of the Company or any Restricted Subsidiary (other than any Subsidiary of such Subsidiary that is also being designated to be an Unrestricted Subsidiary) or hold any Debt of, or any Lien on any property of, the Company or any Restricted Subsidiary (other than any Subsidiary of such Subsidiary that is also being designated to be an Unrestricted Subsidiary).
     (2) At the time of the designation, the Company’s or any Restricted Subsidiary’s Investment in the Subsidiary would be permitted under “—Limitation on Restricted Payments” as provided in clause (c)(1) below.
     (3) To the extent the Debt of the Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by the Company or any Restricted Subsidiary is permitted under “—Limitation on Debt and Disqualified or Preferred Stock” and “—Limitation on Restricted Payments.”
     (4) The Subsidiary is not party to any transaction or arrangement with the Company or any Restricted Subsidiary that would not be permitted under “—Limitation on Transactions with Affiliates.”
     (5) Neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of the Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results, except to the extent permitted by “—Limitation on Debt and Disqualified or Preferred Stock” and “—Limitation on Restricted Payments.”
Once so designated the Subsidiary will remain an Unrestricted Subsidiary, subject to paragraph (b).
(b) (1) A Subsidiary previously designated an Unrestricted Subsidiary which fails to meet the qualifications set forth in paragraph (a) will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in paragraph (d).
     (2) The Board of Directors of the Company may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.
     (c) Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,
     (1) all existing Investments of the Company and the Restricted Subsidiaries therein (valued at the Company’s proportional share of the Fair Market Value of its assets less liabilities) will be deemed made at that time; provided that Investments held by any Person prior to the time such Person becomes a Subsidiary that (x) are Permitted Investments, or (y) are made pursuant to the first paragraph under “—Limitation on Restricted Payments” will not be deemed to be Investments at the time such Person becomes a Subsidiary and is designated an Unrestricted Subsidiary;
     (2) all existing Capital Stock or Debt of the Company or a Restricted Subsidiary held by it will be deemed Incurred at that time, and all Liens on property of the Company or a Restricted Subsidiary held by it will be deemed incurred at that time;

     (3) all existing transactions between it and the Company or any Restricted Subsidiary not described in clauses (1) and (2) above will be deemed entered into at that time;
     (4) it is released at that time from its Note Guaranty (if any), and Liens on its assets securing its Note Guaranty (if any) are released; and
     (5) it will cease to be subject to the provisions of the indenture as a Restricted Subsidiary.
     (d) Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary,
     (1) all of its Debt and Disqualified or Preferred Stock will be deemed Incurred at that time for purposes of “—Limitation on Debt and Disqualified or Preferred Stock,” but will not be considered the sale or issuance of Equity Interests for purposes of “—Limitation on Sale or Issuance of Equity Interests” or “—Limitation on Asset Sales;”
     (2) Investments therein previously taken into account as Restricted Payments under “—Limitation on Restricted Payments” will be credited thereunder at the lesser of (A) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (B) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date;
     (3) it may be required to issue a Note Guaranty pursuant to “—Guaranties of Restricted Subsidiaries” and grant Liens on its assets pursuant to “Security;” and
     (4) it will thenceforward be subject to the provisions of the indenture as a Restricted Subsidiary.
     (e) Any designation by the Board of Directors of the Company of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary will be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to the designation and an Officer’s Certificate certifying that the designation complied with the foregoing provisions.
     SEC Reports.
     (a) Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any notes are outstanding, the Company must provide the trustee and the holders of the notes, within 15 days after it is or would be required to file such reports with the SEC with
     (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report thereon by the Company’s certified independent public accountants, and
     (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.
     For the avoidance of doubt, such information and reports referred to in clauses (1) and (2) above shall not be required to contain separate financial information for Guarantors or Subsidiaries whose securities are pledged to secure the notes that would be required under Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC.
     To the extent permitted by the TIA, the Company shall be deemed to have complied with this covenant, and shall be deemed to have provided such documents to the holders, to the extent the Company has filed or furnished documents and reports referred to in clauses (1) and (2) above with the SEC via the EDGAR system or any successor electronic delivery procedures within the time periods specified above.
     (b) For so long as any of the notes remain outstanding and constitute “restricted securities” under Rule 144, the Company will furnish to the holders of the notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     Certificates to Trustee.
     The Company will deliver to the trustee
     (1) within 90 days after the end of each fiscal year a certificate stating that no Default then exists under the indenture or, if a Default then exists, specifying the Default and its nature and status; and
     (2) as soon as possible and in any event within 30 days after the Company becomes aware or should reasonably become aware of the occurrence of a Default, an Officer’s Certificate setting forth the details of the Default, and the action which the Company proposes to take with respect thereto.
Consolidation, Merger or Sale of Assets
     The indenture further provides as follows regarding consolidation, merger or sale of all or substantially all of the assets of the Company or a Guarantor:
     The Company.
     (a) The Company will not
•	consolidate with or merge with or into any Person, or

•	sell, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its Subsidiaries as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person, or

•	permit any Person to merge with or into the Company
unless
     (1) either (x) the Company is the continuing or surviving Person or (y) the resulting, surviving or transferee Person is a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes by supplemental indenture (or other joinder agreement, as applicable) all of the obligations of the Company under the indenture, the notes and the Security Agreements;
     (2) immediately after giving effect to the transaction, no Default has occurred and is continuing;
     (3) immediately after giving effect to the transaction on a pro forma basis, either (x) the Company or the resulting surviving or transferee Person could Incur at least $1.00 of Debt under the Fixed Charge Coverage Ratio set forth in the proviso to paragraph (a) under the “—Limitation on Debt and Disqualified or Preferred Stock” covenant or (y) the Fixed Charge Coverage Ratio of the Company or the resulting, surviving or transferee Person would not be less than the Fixed Charge Coverage Ratio of the Company immediately prior to the transaction; and
     (4) the Company delivers to the trustee an Officers’ Certificate and an Opinion of Counsel (subject to customary exceptions and qualifications), each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the indenture;
provided, that clauses (2) and (3) do not apply (i) to the consolidation or merger of the Company with or into a Wholly Owned Restricted Subsidiary or the consolidation or merger of a Wholly Owned Restricted Subsidiary with or into the Company or (ii) to any consolidation or merger if, in the good faith determination of the Board of Directors of the Company, whose determination is evidenced by a Board Resolution, the sole purpose of such consolidation or merger is to change the jurisdiction of incorporation of the Company.
     (c) Upon the consummation of any transaction effected in accordance with these provisions, if the Company is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the notes with the same effect as if such successor Person had been named as the Company in the indenture. Upon such substitution, unless the successor is one or more of the Company’s Subsidiaries, the Company will be released from its obligations under the indenture and the notes; provided that, in the case of a lease of all or substantially all of the assets of the Company and its Subsidiaries, the predecessor company shall not be released from any of the obligations or covenants under the indenture and the notes, including with respect to the payment of the notes.
     The Guarantors.
     No Guarantor may
•	consolidate with or merge with or into any Person, or

•	sell, convey, transfer, lease or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or

•	permit any Person to merge with or into such Guarantor
unless
     (A) the other Person is the Company or any Restricted Subsidiary that is a Guarantor or that becomes a Guarantor concurrently with the transaction; or
     (B) (1) either (x) the Guarantor is the continuing or surviving Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture (or other joinder agreement, as applicable) all of the obligations of the Guarantor under its Note Guaranty, the indenture and the Security Agreements; and
     (2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or
     (C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Domestic Restricted Subsidiary) otherwise permitted by the indenture.
          Upon the consummation of any transaction effected in accordance with these provisions, if the Guarantor is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Guarantor under the indenture and the notes with the same effect as if such successor Person had been named as the Guarantor in the indenture. Upon such substitution, unless the successor is one or more of the Guarantor’s Subsidiaries, the Guarantor will be released from its obligations under the indenture and the notes; provided that, in the case of a lease of all or substantially all of the assets of the Guarantor, the predecessor company shall not be released from any of the obligations or covenants under the indenture and the notes, including with respect to the payment of the notes.
          This section includes a phrase relating to the sale, assignment, conveyance, transfer, lease or other disposition of “all or substantially all” of the assets of the Company and its Subsidiaries, taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if the Company disposes of less than all of the assets of the Company and its Subsidiaries, taken as a whole, by any of the means described above, the application of the covenant described in this section may be uncertain without resort to legal action.
Suspension of Covenants
     During any period of time after the Issue Date that (i) the notes are rated Investment Grade by each of S&P and Moody’s (or, if either (or both) of S&P and Moody’s have been substituted in accordance with the definition of “Rating Agencies,” by each of the then applicable Rating Agencies) and (ii) no Default has occurred and is continuing under the indenture, the Company and its Restricted Subsidiaries will not be subject to the covenants in the indenture specifically listed under the following captions in this “Description of Notes” section of this prospectus supplement (the “Suspended Covenants”):

     (1) “—Certain Covenants—Limitation on Debt and Disqualified or Preferred Stock;”
     (2) “—Certain Covenants—Limitation on Restricted Payments;”
     (3) “—Certain Covenants—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”
     (4) “—Certain Covenants—Limitation on Asset Sales;”
     (5) “—Certain Covenants—Limitation on Transactions with Affiliates;” and
     (6) clause (a)(3) of “—Consolidation, Merger or Sale of Assets.”
     Additionally, at such time as the above referenced covenants are suspended (a “Suspension Period”), the Company will no longer be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary unless the Company would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period and such designation shall be deemed to have created a Restricted Payment as set forth above under the heading “—Limitation on Restricted Payments” following the Reversion Date (as defined below).
     In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the condition set forth in clause (i) of the first paragraph of this section is no longer satisfied, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenant with respect to future events.
     On each Reversion Date, all Debt incurred during the Suspension Period prior to such Reversion Date will be deemed to be Debt incurred pursuant to clause (b)(8) under the “—Limitation on Debt and Disqualified or Preferred Stock” covenant. For purposes of calculating the amount available to be made as Restricted Payments under clause (3) of clause (a) of the “—Limitation on Restricted Payments” covenant, calculations under such covenant shall be made as though such covenant had been in effect during the entire period of time after the Issue Date (including the Suspension Period). Restricted Payments made during the Suspension Period not otherwise permitted pursuant under clause (b) of the “—Limitation on Restricted Payments” covenant will reduce the amount available to be made as Restricted Payments under clause (3) of clause (a) of such covenant, provided that the amount available to be made as Restricted Payments on the Reversion Date shall not be reduced to below zero solely as a result of such Restricted Payments. For purposes of the “—Limitation on Asset Sales” covenant, on the Reversion Date, the amount of Excess Proceeds will be reset to the amount of Excess Proceeds in effect as of the first day of the Suspension Period ending on such Reversion Date. Notwithstanding the foregoing, neither (a) the continued existence, after the Reversion Date, of facts and circumstances or obligations that were incurred or otherwise came into existence during a Suspension Period nor (b) the performance of any such obligations, shall constitute a breach of any covenant set forth herein or cause a Default or Event of Default thereunder; provided that (1) the Company and its Restricted Subsidiaries did not incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of a withdrawal or downgrade by the applicable Rating Agency below an Investment Grade Rating and (2) the Company reasonably believed that such incurrence or actions would not result in such withdrawal or downgrade.
     There can be no assurance that the notes will ever achieve or maintain a rating of Investment Grade from any Rating Agency.
Default and Remedies
     Events of Default. An “Event of Default” occurs if
     (1) the Company defaults in the payment of the principal of any note when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise (other than pursuant to an Offer to Purchase);
     (2) the Company defaults in the payment of interest on any note when the same becomes due and payable, and the default continues for a period of 30 days;
     (3) the Company fails to make an Offer to Purchase and thereafter accept and pay for notes tendered when and as required pursuant to “Certain Covenants—Repurchase of Notes Upon a Change of Control” or “Certain

Covenants—Limitation on Asset Sales,” or the Company or any Guarantor fails to comply with “Consolidation, Merger or Sale of Assets;”
     (4) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the indenture or under the notes and the default or breach continues for a period of 60 consecutive days after written notice to the Company by the trustee or to the Company and the trustee by the holders of 25% or more in aggregate principal amount of the notes;
     (5) there occurs with respect to any Debt of the Company or any of its Subsidiaries having an outstanding principal amount of $50,000,000 or more in the aggregate for all such Debt of all such Persons (i) an event of default that results in such Debt being due and payable prior to its scheduled maturity or (ii) failure to make a principal payment at scheduled maturity and, in each case, such defaulted payment is not made, waived or extended within the applicable grace period;
     (6) one or more final judgments or orders for the payment of money are rendered against the Company or any of its Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $50,000,000 (in excess of amounts which the Company’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;
     (7) an involuntary case or other proceeding is commenced against the Company or any Significant Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or an order for relief is entered against the Company or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect;
     (8) the Company or any of its Significant Subsidiaries (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Significant Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Significant Subsidiaries or (iii) effects any general assignment for the benefit of creditors (an event of default specified in clause (7) or (8) a “bankruptcy default”);
     (9) any Note Guaranty ceases to be in full force and effect, other than in accordance with the terms of the indenture, or a Guarantor denies or disaffirms its obligations under its Note Guaranty; or
     (10) the Liens created by the Security Agreements shall at any time not constitute a valid and (to the extent perfection by filing, registration, recordation or possession is required by the indenture or the Security Agreements) perfected Lien on any material portion of the Collateral intended to be covered thereby other than in accordance with the terms of the relevant Security Agreement and the indenture and other than the satisfaction in full of all Obligations under the indenture or the release or amendment of any such Lien in accordance with the terms of the indenture or the Security Agreements, or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of the indenture and the relevant Security Agreement, any of the Security Agreements shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by the Company or any Guarantor.
     Consequences of an Event of Default. If an Event of Default, other than a bankruptcy default with respect to the Company, occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to the Company (and to the trustee if the notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal of and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal and interest will become immediately due and payable. If a bankruptcy default occurs with respect to the Company, the principal of and accrued interest on the notes then outstanding will become immediately due and payable without any declaration or other act on the part of the trustee or any holder.
     The holders of a majority in principal amount of the outstanding notes by written notice to the Company and to the trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if
     (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by the declaration of acceleration, have been cured or waived, and
     (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
     Except as otherwise provided in “—Consequences of an Event of Default” or “—Amendments and Waivers—Amendments with Consent of Holders,” the holders of a majority in principal amount of the outstanding notes may, by notice to the trustee, waive an existing Default and its consequences. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.
     Notwithstanding the foregoing, if the Company so elects, the sole remedy of the holders for (x) a failure to comply with any obligations that the Company may have or may be deemed to have pursuant to Section 314(a)(1) of the Trust Indenture Act or (y) the Company’s failure to comply with the covenant described in “—Certain Covenants—Financial Reports,” will for the first 240 days after the occurrence of such failure consist exclusively of the right to receive additional interest on the notes at a rate per annum: equal to (i) 0.25% for the first 150 days after the occurrence of such failure (which 150th day will be the 90th day after written notice of such failure to comply is provided as set forth above) and (ii) 0.50% from the 151st day to, and including, the 240th day after the occurrence of such failure (“Additional Interest”). Additional Interest will accrue on all outstanding notes from and including the date on which such failure first occurs until such violation is cured or waived and shall be payable on each relevant interest payment date to holders of record on the regular record date immediately preceding such interest payment date. On the 241st day after such failure (if such violation is not cured or waived prior to such 241st day), such failure will then constitute an Event of Default without any further notice or lapse of time and the notes will be subject to acceleration as provided above. Unless the context requires otherwise, all references to “interest” contained herein shall be deemed to include Additional Interest.
     The holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or the Second-Lien Collateral Agent or exercising any trust or power conferred on the trustee or the Second-Lien Collateral Agent under the indenture or the Security Agreements. However, each of the trustee and the Second-Lien Collateral Agent may refuse to follow any direction that conflicts with law or the indenture or the Security Agreements, that may involve it in personal liability, or that it determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes. Furthermore, the rights of the Second-Lien Collateral Agent to exercise remedies with respect to the Collateral are subject in all respects to the Intercreditor Agreement, notwithstanding any directions received from the holders of the notes. See “—Security—Control Over Collateral and Enforcement of Liens.”
     A holder may not institute any proceeding, judicial or otherwise, with respect to the indenture, the notes or the Collateral, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, the notes or the Security Agreements, unless:
     (1) the holder has previously given to the trustee written notice of a continuing Event of Default;
     (2) holders of at least 25% in aggregate principal amount of outstanding notes have made written request to the trustee to institute proceedings in respect of the Event of Default in its own name as trustee under the indenture or as Second-Lien Collateral Agent under the Security Agreements, as applicable;
     (3) holders have offered to the trustee (including in its capacity as Second-Lien Collateral Agent) indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

     (4) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
     (5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such written request.
     Notwithstanding anything to the contrary, the right of a holder of a note to receive payment of principal of or interest on its note on or after the respective due dates expressed in the notes (including in connection with an Offer to Purchase) and the Stated Maturity thereof, or to bring suit for the enforcement of any such payment on or after such dates, may not be impaired or affected without the consent of that holder; provided that no holder may institute any such suit (and shall promptly dismiss such suit upon request by the trustee or holders of a majority in aggregate principal amount of the notes), if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver, or loss of the Lien of such indenture upon any property subject to such lien.
     If any Default occurs and is continuing and is known to the trustee, the trustee will send notice of the Default to each holder within 10 days after it occurs, unless the Default has been cured.
No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders
     No director, officer, employee, incorporator, member or stockholder of the Company or any Guarantor or any of their Affiliates, as such, will have any liability for any obligations of the Company or such Guarantor under the notes, any Note Guaranty or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes and the Note Guaranties. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
Amendment, Supplement or Waiver
     Amendments Without Consent of Holders. The Company and the trustee (including in its capacity as Second-Lien Collateral Agent) may amend or supplement the indenture, the notes or the Security Agreements without notice to or the consent of any noteholder
     (1) to cure any ambiguity, defect or inconsistency in the indenture, the notes or the Security Agreements;
     (2) to comply with “Consolidation, Merger or Sale of Assets;”
     (3) to comply with any requirements of the SEC in connection with the qualification of the indenture under the TIA;
     (4) to evidence and provide for the acceptance of an appointment by a successor trustee or Second-Lien Collateral Agent;
     (5) to provide for uncertificated notes in addition to or in place of certificated notes;
     (6) to provide for any Guarantee of the notes, to secure the notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the notes when such release, termination or discharge is permitted by the indenture;
     (7) to add to the covenants of the Company or its Restricted Subsidiaries, as applicable, for the benefit of the holders of such notes or to surrender any right or power conferred upon the Company or its Restricted Subsidiaries by the indenture; or
     (8) to make any other change that does not adversely affect the rights of any holder.
          In addition, the Second-Lien Collateral Agent and the trustee are authorized to amend the Security Agreements in order to grant Liens securing additional Debt if such additional Debt and Liens are permitted under the indenture.

     Amendments With Consent of Holders. (a) Except as otherwise provided in “—Default and Remedies—Consequences of a Default” or paragraph (b), the Company and the trustee may amend the indenture, the notes and, subject to the Intercreditor Agreement, the Security Agreements with the written consent of the holders of a majority in principal amount of the outstanding notes and the holders of a majority in principal amount of the outstanding notes may waive future compliance by the Company with any provision of the indenture, the notes or the Security Agreements, in each case, including consents or waivers obtained in connection with a tender offer or exchange offer for the notes.
     (b) Notwithstanding the provisions of paragraph (a), without the consent of each holder affected, an amendment or waiver may not
     (1) reduce the principal amount of or change the Stated Maturity of any installment of principal of any note;
     (2) reduce the rate of or change the interest payment date of any interest payment on any note;
     (3) reduce the amount payable upon the redemption of any note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any note may be redeemed or, once notice of redemption has been given, the time at which it must thereupon be redeemed;
     (4) after the time an Offer to Purchase is required to have been made, reduce the Change of Control Payment or extend the latest expiration date or Purchase Date thereunder;
     (5) make any note payable in money other than that stated in the note;
     (6) impair the right of any holder of notes to receive any principal payment or interest payment on such holder’s notes, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment;
     (7) make any change in the percentage of the principal amount of the notes required for amendments or waivers;
     (8) subordinate any notes to any other obligation of the Company or subordinate any Note Guaranty to any other obligation of the applicable Guarantor;
     (9) release all or substantially all of the Collateral, except as permitted by the indenture; or
     (10) make any change in any Note Guaranty that would adversely affect the noteholders.
     It is not necessary for noteholders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.
     Neither the Company nor any of its Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all holders of the notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.
Defeasance and Discharge
     The Company may discharge its obligations under the notes and the indenture by irrevocably depositing in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the notes to maturity or redemption within one year, subject to meeting certain other conditions.
     The Company may also elect to
     (1) discharge most of its obligations in respect of the notes and the indenture, not including obligations related to the defeasance trust or to the replacement of notes or its obligations to the trustee (“legal defeasance”) or

     (2) discharge its obligations under most of the covenants and under clause (3) of “—Consolidation, Merger or Sale of Assets—The Company” (and the events listed in clauses (3), (4), (5), (6), (9) and (10) under “—Default and Remedies—Events of Default” will no longer constitute Events of Default) (“covenant defeasance”)
by irrevocably depositing in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the notes to maturity or redemption and by meeting certain other conditions, including delivery to the trustee of either a ruling received from the Internal Revenue Service or an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case. In the case of legal defeasance, such an opinion could not be given absent a change of law after the date of the indenture. The defeasance would in each case be effective when 123 days have passed since the date of the deposit in trust.
     In the case of either discharge or defeasance, the Note Guaranties, if any, will terminate and the Liens on the Collateral will be released.
Concerning the Trustee
     The Bank of New York Mellon is the trustee under the indenture and the Second-Lien Collateral Agent.
     Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity reasonably satisfactory to it against any loss, liability or expense.
     The indenture and provisions of the TIA incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of any obligor on the notes, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Company and its Affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign. In particular, in certain circumstances the trustee will be required to resign in respect of unsecured classes of securities issued under the indenture in order to remain the trustee with respect to the notes.
Form, Denomination and Registration of Notes
     The notes have been issued in registered form, without interest coupons, in denominations of $2,000 and higher integral multiples of $1,000, in the form of one or more global notes and may, only in the limited circumstances described below, be issued as certificated notes.
     The trustee is not required (i) to issue, register the transfer of or exchange any note for a period of 15 days before a selection of notes to be redeemed or purchased pursuant to an Offer to Purchase, (ii) to register the transfer of or exchange any note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any the note not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to an Offer to Purchase is to occur after a regular record date but on or before the corresponding interest payment date, to register the transfer or exchange of any note on or after the regular record date and before the date of redemption or purchase.
     No service charge will be imposed in connection with any transfer or exchange of any note, but the Company may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Global Notes
     On the Issue Date, global notes bearing restricted legends representing the notes were deposited with the trustee as custodian for DTC and registered in the name Cede & Co. as the nominee of DTC. Upon the sale of notes by the selling securityholders pursuant to the registration statement of which this prospectus supplement is a part, such notes will be represented by one or more unrestricted global notes deposited with a custodian for DTC and registered in the name of a nominee of DTC.
     Beneficial interests in the global notes are shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture and the notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants.
     Any beneficial interest in one global note that is transferred to a Person who takes delivery in the form of an interest in another global note will, upon transfer, cease to be an interest in such global note and become an interest in the other global note and, accordingly, will thereafter be subject to all transfer restrictions applicable to beneficial interests in such other global note for as long as it remains such an interest.
     DTC accepted the global notes in its book-entry settlement system. Investors may hold their beneficial interests in the global notes directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC.
     Payments of principal and interest under each global note will be made to DTC’s nominee as the registered owner of such global note. The Company expects that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. The Company also expects that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of the Company, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.
Certificated Notes
     If DTC notifies the Company that it is unwilling or unable to continue as depositary for any of the global notes and a successor depositary is not appointed by the Company within 90 days of such notice, or an Event of Default has occurred and the trustee has received a request from DTC, the trustee will exchange each beneficial interest in that global note for one or more certificated notes registered in the name of the owner of such beneficial interest, as identified by DTC.
     If a global note is exchanged for certificated securities, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures regarding those certificated notes.
Same Day Settlement and Payment
     The indenture will require that payments in respect of the notes represented by the global notes be made by wire transfer of immediately available funds to the accounts specified by holders of the global notes. With respect to notes in certificated form, the Company will make all payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder’s registered address.
     The notes represented by the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

Governing Law
     The indenture, including any Note Guaranties, and the notes shall be governed by, and construed in accordance with, the laws of the State of New York.
Certain Definitions
     “Acquired Debt” means Debt of a Person existing at the time the Person merges with or into or becomes a Restricted Subsidiary and not Incurred in connection with, or in contemplation of, the Person merging with or into or becoming a Restricted Subsidiary.
     “Additional Assets” means any long-term assets or other assets or inventory that are useful or to be used in a Permitted Business.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Asset Sale” means any sale, lease, transfer or other disposition (including a Sale and Leaseback Transaction) of any assets by the Company or any Restricted Subsidiary, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests of any Restricted Subsidiary (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale:”
     (1) a disposition to the Company or a Restricted Subsidiary, including the sale or issuance by the Company or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary to the Company or any Restricted Subsidiary;
     (2) the disposition by the Company or any Restricted Subsidiary in the ordinary course of business of (i) cash and Cash Equivalents, (ii) inventory and other assets acquired and held for resale in the ordinary course of business, (iii) damaged, worn out, surplus or obsolete assets, or (iv) rights granted to others pursuant to leases or licenses (including licenses or sublicenses of intellectual property);
     (3) the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;
     (4) a transaction subject to the provisions of “Consolidation, Merger or Sale of Assets—The Company;”
     (5) a Restricted Payment permitted under “Limitation on Restricted Payments” or a Permitted Investment and any disposition thereof;
     (6) the issuance of Disqualified or Preferred Stock pursuant to “Limitation on Debt and Disqualified or Preferred Stock;”
     (7) dispositions of accounts receivable and related assets by or to a Securitization Subsidiary in connection with a Permitted Receivables Financing;
     (8) any disposition in a transaction or series of related transactions of assets with a Fair Market Value of less than $25,000,000;
     (9) any Event of Loss; provided that the Net Cash Proceeds in respect thereof shall be deemed Net Cash Proceeds of an Asset Sale for purposes of the covenant described under “Limitation on Asset Sales” to the extent that the Net Cash Proceeds of such Event of Loss exceed $25,000,000;
     (10) the granting of any option or other right to purchase, lease or otherwise acquire inventory in the ordinary course of business;

     (11) the issuance of Equity Interests of Restricted Subsidiaries that are directors’ qualifying shares or local ownership shares;
     (12) the creation of any Lien permitted by the indenture;
     (13) the settlement, waiver, release or surrender of claims or litigation rights of any kind (including any settlement with respect to claims involving intellectual property rights); and
     (14) any sale of property to the lessor thereof in connection with a Capital Lease.
     “Average Life” means, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Debt and (y) the amount of such principal payment by (ii) the sum of all such principal payments. For purposes of this definition, a principal payment will be deemed to be scheduled on the first date on which holders of such Debt could cause such Debt to be mandatorily redeemed or repurchased.
     “Board of Directors” means:
          (a) with respect to a corporation, the board of the directors of the corporation or a duly authorized committee thereof;
          (b) with respect to a partnership, the board of directors of the general partner or a duly authorized committee of such partnership or general partner serving a similar function; and
          (c) with respect to any other Person, the board or committee of such person serving a similar function.
     “Borrowing Base Amount” means the average of the sums of (a) 85% of the net book value of the accounts receivable of the Company and its Domestic Restricted Subsidiaries plus (b) 65% of the net book value of the inventory of the Company and its Restricted Subsidiaries that is located in the United States of America plus (c) 25% of the net book value of the real property of the Company and its Restricted Subsidiaries that is located in the United States of America plus (d) 25% of the net book value of the equipment of the Company and its Restricted Subsidiaries that is located in the United States of America as of the last day of each of the four most recently completed fiscal quarters of the Company, in each case calculated on a pro forma basis to give effect to any acquisition or disposition of a Person, division or line of business subsequent thereto and prior to the date of determination.
     “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized by law to close.
     “Capital Lease” means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.
     “Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.
     “Cash Equivalents” means
     (1) United States dollars, or money in other currencies,
     (2) U.S. Government Obligations, or certificates representing an ownership interest in U.S. Government Obligations, with maturities not exceeding one year from the date of acquisition,
     (3) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States of America or any state thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated “A-2” (or the then equivalent grade) or higher by S&P or “P-2” (or the then equivalent grade) or higher by Moody’s,
     (4) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,
     (5) commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s or A-1 (or the then equivalent grade) by S&P and maturing within 270 days after the date of acquisition,
     (6) money market funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (5) above and (7) below and
     (7) substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which the Company or any of its Subsidiaries conducts business.
     “CFC” means a “controlled foreign corporation” as defined in the Code.
     “Change of Control” means:
     (1) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to another Person, unless holders of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person;
     (2) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as such term is used in Rules 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; or
     (3) the adoption of a plan relating to the liquidation or dissolution of the Company.
     “Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:
     (1) the net income (but not loss) of any Person that is not a Restricted Subsidiary, except to the extent of the lesser of
     (x) the dividends or other distributions actually paid in cash to the Company or any of its Restricted Subsidiaries (subject to clause (3) below) by such Person during such period, and
     (y) the Company’s pro rata share of such Person’s net income earned during such period;
     (2) any net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;
     (3) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;
     (4) any net after-tax extraordinary gains or extraordinary non-cash losses; and
     (5) any non-cash goodwill impairment charges.

     In calculating the aggregate net income (or loss) of the Company and its Restricted Subsidiaries on a consolidated basis, income attributable to Unrestricted Subsidiaries will be excluded altogether.
     “Credit Agreement” means the amended and restated credit agreement dated as of March 31, 2009 among the Company, Kodak Canada, Inc., the lenders party thereto, Citicorp USA, Inc., as agent, and the other agents an arrangers party thereto, together with any related documents (including any security documents and guarantee agreements), as such agreement or related documents may be amended, restated, modified, supplemented, extended, renewed, refinanced or replaced or substituted from time to time.
     “Credit Facilities” means one or more (i) credit agreements (including the Credit Agreement) or debt facilities to which the Company and/or one or more of its Restricted Subsidiaries is party from time to time, in each case with banks, investment banks, insurance companies, mutual funds, institutional investors or any other lenders or (ii) indentures, in each case, providing for revolving credit loans, term loans, debt securities, bankers acceptances, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), swing-line or commercial paper or letters of credit or note facilities, in each case as such agreements or facilities may be amended, restated, modified or supplemented from time to time, including any agreement refinancing the Credit Agreement, whether in the bank or debt capital markets or otherwise (or combination thereof) (including increasing the amount of available borrowings thereunder or adding Subsidiaries as additional borrowers or guarantors thereunder).
     “Debt” means, with respect to any Person, without duplication,
     (1) all indebtedness of such Person for borrowed money;
     (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
     (3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments, excluding obligations in respect of trade letters of credit, bankers’ acceptances or similar instruments issued in respect of trade payables to the extent not drawn upon or presented, or, if drawn upon or presented, the resulting obligation of the Person is paid within 10 Business Days;
     (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services which are recorded as liabilities under GAAP, excluding accounts payable arising in the ordinary course of business;
     (5) all obligations of such Person as lessee under Capital Leases;
     (6) all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed;
     (7) all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person;
     (8) the amount of all Permitted Receivables Financings of such Person; and
     (9) all obligations of such Person under Hedging Agreements, if and only to the extent, the items (other than letters of credit and obligations referred to in clauses (5), (6), (7), (8) and (9) above) would appear as a liability on a balance sheet in accordance with GAAP.
     The amount of Debt of any Person will be deemed to be:
     (A) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation;
     (B) with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the Fair Market Value of such asset on the date the Lien attached and (y) the amount of such Debt;

     (C) with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;
     (D) with respect to any Hedging Agreement, the net amount payable if such Hedging Agreement terminated at that time due to default by such Person;
     (E) with respect to any Permitted Receivables Financing, (1) the aggregate principal or stated amount of the Debt, fractional undivided interests (which stated amount may be described as a “net investment” or similar term reflecting the amount invested in such undivided interest) or other securities incurred or issued pursuant to such Permitted Receivables Financing, in each case outstanding at such time, or (2) in the case of any Permitted Receivables Financing in respect of which no such Debt, fractional undivided interests or securities are incurred or issued, the cash purchase price paid by the buyer (other than any Securitization Subsidiary) in connection with its purchase of Receivables less the amount of collections received by the Company or any Subsidiary in respect of such Receivables and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest; and
     (F) otherwise, the outstanding principal amount thereof.
     In no event shall the term “Debt” include (a) any indebtedness under any overdraft or cash management facilities so long as any such indebtedness is repaid in full no later than five Business Days following the date on which it was incurred or in the case of such indebtedness in respect of credit or purchase cards, within 60 days of its incurrence, (b) obligations in respect of performance, appeal or other surety bonds or completion guarantees or in respect of reimbursement obligations for undrawn letters of credit, bankers’ guarantees or bankers’ acceptances (whether or not secured by a lien), each incurred in the ordinary course of business and not as a part of a financing transaction, (c) any liability for Federal, state, local or other taxes, (d) any balances that constitute accrued expenses, accounts payable or trade payables in the ordinary course of business, (e) any obligations in respect of a lease properly classified as an operating lease in accordance with GAAP, or (f) any customer deposits or advance payments received in the ordinary course of business.
     “Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.
     “Designated Non-Cash Consideration” means consideration which is not cash or Cash Equivalents received by the Company or a Restricted Subsidiary or not received by the Company at closing in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration by the Company, setting forth the Fair Market Value thereof as determined in good faith by the Company and the basis of such calculation.
     “Designated Subsidiary” means any Subsidiary engaged in a material portion of the Company’s Graphic Communications Group’s prepress solutions business, or document imaging solutions business or commercial ink jet business, or the Company’s Consumer Digital Imaging Group’s retail systems solutions (RSS) business or all-in-one inkjet business, or that owns intellectual property of the Company that is material to the Company and its Subsidiaries taken as a whole.
     “Disqualified Equity Interests” means Equity Interests that by their terms or upon the happening of any event are
     (1) required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the notes for consideration other than Qualified Equity Interests, or
     (2) convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt;
provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes if those provisions specifically state that repurchase or redemption pursuant thereto will not be required prior to the Company’s repurchase of the notes as required by the indenture.
     “Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

     “Domestic Restricted Subsidiary” means any Domestic Subsidiary that is a Restricted Subsidiary.
     “Domestic Subsidiary” means any Subsidiary formed under the laws of the United States of America or any jurisdiction thereof.
     “EBITDA” means, for any period, the sum of
     (1) Consolidated Net Income, plus
     (2) Fixed Charges, to the extent deducted in calculating Consolidated Net Income, plus
     (3) to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP and without duplication:
     (A) income taxes, other than income taxes or income tax adjustments (whether positive or negative) attributable to extraordinary gains or losses; and
     (B) depreciation, amortization and all other non-cash items reducing Consolidated Net Income (other than any such non-cash items in a period which reflect cash payments made or to be made in another period), less all non-cash items increasing Consolidated Net Income (other than any such non-cash items in a period that will result in a cash receipt or a reduction in a cash payment in another period); plus
     (4) without duplication, net after-tax non-recurring losses (minus any net after-tax non-recurring gains), to the extent reducing Consolidated Net Income, plus
     (5) without duplication, the amount of any restructuring charges deducted (and not added back) in such period in computing Consolidated Net Income.
     “Equal and Ratable Assets” means, collectively, (i) each Principal Property and (ii) all Equity Interests and all indebtedness of each “Restricted Subsidiary” as defined in the 1988 Indenture; provided, in each case, that any such asset shall constitute an “Equal and Ratable Asset” only for so long as, and to the extent that, the granting of a security interest in or a Lien thereon would trigger an obligation on the part of the Company or any Subsidiary, pursuant to Section 1010 of the 1988 Indenture as in effect on the Issue Date, to equally and ratably secure any securities issued pursuant to the 1988 Indenture that are subject to the provisions of such section.
     “Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into equity.
     “Equity Offering” means an offering, after the Issue Date, of Qualified Stock of the Company pursuant to an effective registration statement under the Securities Act or pursuant to a transaction exempt from the registration requirements of the Security Act, other than an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees.
     “Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal), any of the following:
     (1) any loss, destruction or damage of such property or asset;
     (2) any institution of any proceeding for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;
     (3) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or
     (4) any settlement in lieu of the matters described in clauses (2) or (3) above.

     “Excluded Subsidiary” means (i) any Immaterial Subsidiary, (ii) any Subsidiary of a Foreign Subsidiary, (iii) any Principal Property Subsidiary, and (iv) any Securitization Subsidiary.
     “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Company (unless otherwise provided in the indenture).
     “First-Priority Documents” means the Credit Agreement, any additional agreement or instrument evidencing any First-Priority Lien Obligation, any guarantee of the obligations under any of the foregoing and any security document securing any of the foregoing.
     “First-Priority Lien Obligations” has the meaning assigned to such term in clause (2) under “Permitted Liens.”
     “First-Priority Liens” means all Liens that secure the First-Priority Lien Obligations.
     “Fixed Charge Coverage Ratio” means, on any date (the “transaction date”), the ratio of
     (x) the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”) to
     (y) the aggregate Fixed Charges during such reference period, excluding amortization of debt issuance costs and any other non-cash interest expense.
     In making the foregoing calculation,
     (1) pro forma effect will be given to any Debt, Disqualified Stock or Preferred Stock Incurred during or after the reference period to the extent the Debt, Disqualified Stock or Preferred Stock is outstanding or is to be Incurred on the transaction date as if the Debt, Disqualified Stock or Preferred Stock had been Incurred on the first day of the reference period;
     (2) pro forma calculations of interest on Debt bearing a floating interest rate will be made as if the rate in effect on the transaction date (taking into account any Hedging Agreement applicable to the Debt if the Hedging Agreement has a remaining term of at least 12 months) had been the applicable rate for the entire reference period;
     (3) Fixed Charges related to any Debt, Disqualified Stock or Preferred Stock no longer outstanding or to be repaid or redeemed on the transaction date, except for Consolidated Interest Expense accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the transaction date, will be excluded;
     (4) pro forma effect will be given to
     (A) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries,
     (B) the acquisition or disposition of companies, divisions or lines of businesses by the Company and its Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Restricted Subsidiary after the beginning of the reference period, and
     (C) the discontinuation of any discontinued operations but, in the case of Fixed Charges, only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of the Company or any Restricted Subsidiary following the transaction date that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

     “Fixed Charges” means, for any period, the sum of
     (1) Interest Expense for such period; and
     (2) the product of
     (x) (i) cash and non-cash dividends paid on any Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary plus (ii) without duplication, declared, accrued or accumulated on any Disqualified Stock of the Company or a Restricted Subsidiary, in each case except for dividends payable in the Company’s Qualified Stock or paid to the Company or to a Restricted Subsidiary, and
     (y) a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to the Company and its Restricted Subsidiaries.
     “Foreign Restricted Subsidiary” means any Restricted Subsidiary that is a Foreign Subsidiary.
     “Foreign Subsidiary” means a Subsidiary that is a CFC or a Subsidiary all or substantially all of the assets of which are Foreign Subsidiaries, and any Subsidiary which would be a CFC except for any alternate classification under Treasury Regulation 301.7701-3, or any successor provisions to the foregoing.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date and, except as otherwise specifically provided for herein, all calculations made for purposes of determining compliance with the terms of the provisions of the indenture shall utilize GAAP as in effect on such date.
     “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
     “Guarantor” means (i) each Wholly-Owned Domestic Restricted Subsidiary that Guarantees the notes on the Issue Date and (ii) each Wholly-Owned Domestic Restricted Subsidiary (other than an Excluded Subsidiary).
     “Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other agreement designed to manage fluctuations in interest rates or (ii) any foreign exchange forward contract, currency swap agreement, currency option or other agreement designed to manage fluctuations in foreign exchange rates or (iii) any commodity or raw material futures contract, commodity option agreement, commodity swap agreement or any other agreement designed to manage fluctuations in commodity raw material (as defined under the Commodity Exchange Act) prices.
     “holder” with respect to any note, means the registered holder thereof.
     “Immaterial Subsidiary” means any Subsidiary that (i) has not Guaranteed any other Debt of the Company or any of its Subsidiaries (other than Permitted Credit Facility Debt) and (ii) together with its Subsidiaries, has total assets (determined in accordance with GAAP but excluding any intercompany receivables from the Company or a Guarantor) of less than $10,000,000 shown on the consolidated statement of financial condition of the Company and its Subsidiaries, in each case as of the as last day of the fiscal year most recently ended.
     “Incur” means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Restricted Subsidiary on any date after the date of the indenture (including by redesignation of an Unrestricted Subsidiary or failure of an Unrestricted Subsidiary to meet the qualifications necessary to remain an Unrestricted Subsidiary), the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of “—Limitation on Debt and Disqualified or Preferred Stock,” but will not be considered the sale or issuance of Equity Interests for purposes of “—Limitation on Sale or Issuance of Equity Interests” or “—Limitation on Asset Sales.”
     “Intercreditor Agreement” means the Intercreditor Agreement dated as of the Issue Date among the Second-Lien Collateral Agent, the First-Lien Agent, the trustee, the Company and each Guarantor, as such agreement may be amended, restated, supplemented or otherwise modified from time to time, and any other Intercreditor Agreement entered into by the Second-Lien Collateral Agent (on terms not less favorable to the holders) with any First-Lien Agent.
     “Interest Expense” means, for any period, the consolidated interest expense of the Company and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the Company or its Restricted Subsidiaries, without duplication, (i) amortization of debt discount and debt issuance costs (other than any such amortization resulting from the issuance of the notes), (ii) capitalized interest, (iii) non-cash interest expense (excluding non-cash interest expense attributable to required marking-to-market of obligations under Hedging Agreements or other derivative instruments in accordance with GAAP), (iv) commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptances and similar instruments, (v) net payments, if any, made (less net payments, if any, received) pursuant to Hedging Agreements (including the amortization of fees), and (vi) any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by the Company or any Restricted Subsidiary in connection with a Permitted Receivables Financing, and any yields or other charges or other amounts comparable to, or in the nature of, interest payable by the Company or any Restricted Subsidiary under any Permitted Receivables Financing, as determined on a consolidated basis and in accordance with GAAP.
     “Investment” means
     (1) any advance, loan or other extension of credit to another Person,
     (2) any capital contribution to another Person, by means of any transfer of cash or other property or in any other form,
     (3) any purchase or acquisition of Equity Interests, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or
     (4) any Guarantee of any obligation of another Person.
     If the Company or any Restricted Subsidiary (x) sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of the Company, or (y) designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the indenture, all remaining Investments of the Company and the Restricted Subsidiaries in such Person shall be deemed to have been made at such time.
     “Investment Grade” designates a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s (or the equivalent of such ratings from any rating agency that has been substituted for S&P or Moody’s in accordance with the definition of “Rating Agencies”).
     “Issue Date” means September 29, 2009.
     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or Capital Lease).
     “Moody’s” means Moody’s Investors Service, Inc. and its successors.
     “Net Cash Proceeds” means, with respect to any Asset Sale or Event of Loss, the proceeds of such Asset Sale or Event of Loss in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to, principal, but not interest, when received in the form of cash, (ii) proceeds from the conversion of other consideration received when converted to cash and (iii) insurance proceeds and condemnation awards), net of
     (1) brokerage commissions and other fees and expenses related to such Asset Sale or Event of Loss, including fees and expenses of counsel, accountants and investment bankers;
     (2) provisions for taxes paid or payable as a result of such Asset Sale or Event of Loss (after taking into account any available tax credits or deductions);
     (3) payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale or to repay Debt outstanding at the time of such Asset Sale or Event of Loss that is secured by a Lien on the property or assets sold or subject to the Event of Loss; and
     (4) appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale or Event of Loss, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale or Event of Loss, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.
     “1988 Indenture” means the indenture dated as of January 1, 1988 between the Company and The Bank of New York Mellon, as trustee, as amended or supplemented from time to time.
     “Non-Recourse Debt” means Debt as to which neither the Company nor any Restricted Subsidiary provides any Guarantee and as to which the providers thereof have been notified in writing, or have otherwise agreed, that they will not have any recourse to the stock or assets of the Company or any Restricted Subsidiary other than the specific asset securing such Debt.
     “Note Guaranty” means the guaranty of the notes by a Guarantor pursuant to the indenture.
     “Obligations” means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.
     “Officer” means, with respect to the Company, the president, chief executive officer, chief financial officer or treasurer.
     “Officer’s Certificate” means a certificate signed in the name of the Company by an Officer of the Company.
     “Permitted Business” means any of the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date, and any business reasonably related, incidental, complementary or ancillary thereto.
     “Permitted Investments” means:
     (1) any Investment in the Company or in a Restricted Subsidiary of the Company;
     (2) any Investment in Cash Equivalents;
     (3) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment,
     (A) such Person becomes a Restricted Subsidiary of the Company, or

     (B) such Person is merged or consolidated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary;
     (4) Investments received as non-cash consideration in an Asset Sale made pursuant to and in compliance with “—Limitation on Asset Sales;”
     (5) any Investment acquired solely in exchange for Qualified Stock of the Company;
     (6) Hedging Agreements otherwise permitted under the indenture;
     (7) (i) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) Cash Equivalents or other liquid or portfolio securities pledged as collateral pursuant to “—Limitation on Liens,” (iii) endorsements for collection or deposit in the ordinary course of business, and (iv) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of disputes, claims or judgments;
     (8) Investments in Unrestricted Subsidiaries in an aggregate amount, taken together with all other Investments made in reliance on this clause, not to exceed $100,000,000 (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of Investments in such Person made after the Issue Date in reliance on this clause);
     (9) payroll, travel and other loans or advances to, or Guarantees issued to support the obligations of, officers and employees, in each case in the ordinary course of business, not in excess of $25,000,000 outstanding at any time;
     (10) extensions of credit to or on behalf of customers, distributors and suppliers in the ordinary course of business;
     (11) Investments arising as a result of any Permitted Receivables Financing;
     (12) Investments existing on the Issue Date and Investments purchased or received in exchange for any such Investment (which initial Investment is not otherwise permitted under any other clause of this definition); provided, that any additional consideration provided by the Company or any Restricted Subsidiary in any such exchange is permitted pursuant to another clause of this definition;
     (13) Investments in any other Person in an aggregate amount not to exceed $300,000,000 (net of, with respect to the Investment in any particular Person made pursuant to this clause, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments made after the Issue Date in reliance on this clause);
     (14) lease, utility, workers’ compensation, unemployment insurance, performance and other deposits made in the ordinary course of business;
     (15) Investments consisting of the purchase or acquisition of inventory, supplies, materials and equipment in the ordinary course of business;
     (16) prepaid expenses and negotiable instruments held for collection in the ordinary course of business;
     (17) Investments (i) of the types specified in the definition of Cash Equivalents but which mature on dates up to three years from the date of acquisition and (ii) consisting of corporate obligations with long term ratings of A or better from S&P or A2 or better from Moody’s, having maturities of not more than twelve months from the date of acquisition, so long as the aggregate value of the Investments described in clauses (i) and (ii) does not exceed 20% of the value of cash and short term investments and long term investments of the types described in the definition of

Cash Equivalents and this clause (17), in each case as shown on the Company’s most recent balance sheet that has been made publicly available;
     (18) Investments in Persons domiciled in, or substantially all of the assets of which are located in, the People’s Republic of China in an aggregate amount not to exceed $100,000,000;
     (19) Investments received in settlement of claims against another Person in connection with (A) a bankruptcy proceeding against such Person, (B) accounts receivable arising from or trade credit granted to, in the ordinary course of business, a financially troubled account debtor and (C) disputes regarding intellectual property rights; and
     (20) Guarantees of Debt permitted to be Incurred under “—Limitation on Debt and Disqualified and Preferred Stock.”
     “Permitted Liens” means
     (1) Liens existing on the Issue Date other than Liens securing the Credit Agreement;
     (2) Liens on the Collateral and Liens on assets of Excluded Subsidiaries that are not Guarantors securing:
(a) the notes, the Note Guaranties and other Obligations under the indenture and in respect thereof and any obligations owing to the trustee or the Second-Lien Collateral Agent under the indenture or the Security Agreements;
(b) (i) Debt Incurred under clause (1) of the definition of Permitted Debt (and all Obligations incurred, issued or arising under such secured credit facilities that permit borrowings not in excess of the limit set forth in such clause (1)) and (ii) Obligations of the Company and its Subsidiaries under Hedging Agreements and other agreements, including in respect of (x) treasury management services provided by and (y) letters of credit issued by, entered into with lenders under the Debt referred to in the preceding clause (i) or their affiliates (so long as such Persons remain lenders (or affiliates thereof) after entry into such agreements or arrangements) in an aggregate amount for this clause (ii) not to exceed the sum of (A) the excess, if any, of the amount of Debt permitted to be Incurred under clause (1) of the definition of Permitted Debt over the amount of Debt actually Incurred under clause (1) of the definition of Permitted Debt plus (B) $100,000,000, which Liens incurred under this clause (b) may, subject to the limitations set forth in the Intercreditor Agreement, be on a first-lien priority basis compared to the liens securing the notes and the other Obligations referred to in the preceding paragraph (a) on the terms set forth in the Intercreditor Agreement (collectively and as limited by such limitations, “First-Priority Lien Obligations”);
     (3) pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business and not securing Debt;
     (4) Liens imposed by law, such as landlords’, suppliers’, carriers’, vendors’, warehousemen’s, materialmen’s, workmen’s, repairman’s and mechanics’ liens, in each case for sums not yet due or being contested in good faith and by appropriate proceedings;
     (5) Liens in respect of taxes and other governmental assessments and charges; levies or claims which are not yet due or which are being contested in good faith and by appropriate proceedings;
     (6) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the proceeds thereof;
     (7) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, not interfering in any material respect with the conduct of the business of the Company and its Restricted Subsidiaries;
     (8) licenses or leases or subleases as licensor, lessor or sublessor of any of its property, including intellectual property, in the ordinary course of business, and any interest of co-sponsors, co-owners or co-developers of intellectual property;
     (9) customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, excluding Hedging Agreements;
     (10) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of assets subject thereto;
     (11) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;
     (12) judgment liens, and Liens securing appeal bonds or letters of credit issued in support of or in lieu of appeal bonds, so long as no Event of Default then exists under clause (6) of “—Defaults and Remedies—Events of Default;”
     (13) Liens incurred in the ordinary course of business not securing Debt and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Company and its Restricted Subsidiaries;
     (14) Liens (including the interest of a lessor under a Capital Lease) on property that secure Debt Incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of such property and which attach within 365 days after the date of such purchase or the completion of construction or improvement (including Liens securing Acquired Debt of the type described in this clause (14)); provided that such Debt was permitted to be incurred under the indenture;
     (15) Liens on property or shares of Capital Stock of a Person at the time such Person becomes a Subsidiary of the Company, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;
     (16) Liens on property at the time the Company or any of the Restricted Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into the Company or a Restricted Subsidiary of such Person, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;
     (17) Liens on accounts receivable and related assets and proceeds thereof arising in connection with a Permitted Receivables Financing in accordance with “—Limitation on Debt and Disqualified or Preferred Stock;”
     (18) Liens on assets of Foreign Restricted Subsidiaries securing Debt of such Foreign Restricted Subsidiaries or other obligations of such Foreign Restricted Subsidiaries permitted under the indenture;
     (19) extensions, renewals or replacements of any Liens referred to in clauses (1), (2), (14), (15) or (16) in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property and, except as contemplated by the definition of “Permitted Refinancing Debt,” the amount secured by such Lien is not increased;
     (20) Liens on Equal and Ratable Assets so long as the notes have been secured equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the notes or any Note Guaranty, prior to) the obligations so secured for so long as such obligations are so secured;

     (21) other Liens (other than on the Collateral or Equal and Ratable Assets) securing obligations in an aggregate amount at any time outstanding not exceeding $200,000,000;
     (22) Liens securing Debt or other obligations of the Company or any Guarantor owing to the Company or another Guarantor;
     (23) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases (other than Sale and Leaseback Transactions) entered into by the Company or a Restricted Subsidiary in the ordinary course of business; and
     (24) Liens on assets set aside or deposited to defease or repay Debt; provided that such Debt was permitted under the indenture.
     “Permitted Receivables Financing” means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires Receivables of the Company or any Restricted Subsidiaries and enters into a third party financing thereof on terms that the Board of Directors of the Company has concluded are customary and market terms fair to the Company and its Restricted Subsidiaries.
     “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.
     “PIK Interest” means interest paid by increasing the principal amount of each note.
     “Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.
     “Principal Property” means any manufacturing plant or manufacturing facility which is (i) located within the continental United States of America and (ii) in the opinion of the Board of Directors of the Company materially important to the total business conducted by the Company and its Subsidiaries that own Principal Properties, taken as a whole; provided, that no such manufacturing plant or manufacturing facility shall constitute a “Principal Property” unless the pledge thereof to secure the note or the Note Guaranties would trigger an obligation on the part of the Company or any Restricted Subsidiary to equally and ratably secure the Company’s existing unsecured public bonds.
     “Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.
     “Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.
     “Rating Agencies” means S&P and Moody’s; provided, that if either S&P or Moody’s (or both) shall cease issuing a rating on the notes for reasons outside the control of the Company, the Company may select a nationally recognized statistical rating agency to substitute for S&P or Moody’s (or both).
     “Receivables” means accounts receivable (including all rights to payment created by or arising from the sale of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of a chattel paper) and whether or not earned by performance.
     “Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.
     “Rule 144” means Rule 144 promulgated under the Securities Act.
     “S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. and its successors.
     “Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease (other than a Capital Lease) of property previously transferred by such Person to the lessor.
     “Second-Priority Liens” means all Liens that secure the Second-Priority Lien Obligations.
     “Securitization Subsidiary” means a Subsidiary of the Company

     (1) that is designated a “Securitization Subsidiary” by the Board of Directors of the Company,
     (2) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto,
     (3) no portion of the Debt or any other obligation, contingent or otherwise, of which
     (A) is Guaranteed by the Company or any Restricted Subsidiary of the Company,
     (B) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way, or
     (C) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof,
     (4) with respect to which neither the Company nor any Restricted Subsidiary of the Company (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.
     “Security Agreements” means (i) the Intercreditor Agreement and (ii) all security agreements, pledge agreements, collateral assignments and other security documents or other grants or transfers for security or agreements related thereto creating or perfecting (or purporting to create or perfect) a Lien in any assets of any Person to secure the Obligations under the notes and the Note Guaranties, or under which rights or remedies with respect to such Liens are governed, as each may be amended, restated, supplemented or otherwise modified from time to time.
     “Significant Subsidiary” means any Subsidiary, or group of Subsidiaries, that would , taken together, be a “significant subsidiary” as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the date of the indenture.
     “Specified Transaction” means any transaction or agreement entered into with KKR Jet Stream (Cayman) Limited or its Affiliates on or about the Issue Date in connection with the issuance of the Notes.
     “Stated Maturity” means (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.
     “Subordinated Debt” means any Debt of the Company or any Guarantor which is subordinated in right of payment to the notes or the Note Guaranty, as applicable, pursuant to a written agreement to that effect.
     “Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.
     “substantially concurrent” means with respect to any two events, such events occur within 45 days of each other.
     “Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 1, 2013; provided, however, that if the period from the redemption date to October 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
     “Trigger Date” means the date that is the same day of the month as the Issue Date eighteen (18) months after the Issue Date.
     “2013 Notes” means the Company’s 7.25% Senior Notes due 2013, issued on October 10, 2003 pursuant to a supplement to the 1988 Indenture.
     “2017 Notes” means the Company’s 7.00% Convertible Senior Notes due 2017, issued on September 23, 2009.
     “U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.
     “Unrestricted Subsidiary” means any Subsidiary that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with “—Designation of Restricted and Unrestricted Subsidiaries.”
     “Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
     “Wholly Owned” means with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by the Company and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

REGISTRATION RIGHTS
          The following description is a summary of the material provisions of the registration rights agreement that we entered into with KKR Jet Stream (Cayman) Limited, which we refer to as the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the registration rights agreement, including the definitions of certain terms used in such agreement. Wherever particular provisions or defined terms of the registration rights agreement are referred to, these provisions or defined terms are incorporated in this prospectus by reference.
          As used in this “Registration Rights” section, references to “Kodak,” “we,” “our” or “us” refer solely to Eastman Kodak Company and not to our subsidiaries or to the selling securityholders.
          Pursuant to the registration rights agreement, we agreed that we would, at our expense, register with the SEC the resale of the registrable securities. This prospectus supplement has been filed to meet certain of our obligations under the registration rights agreement with respect to the notes and related guarantees. When we use the term “registrable securities” in this section, we are referring to (i) the notes, (ii) the warrants, (iii) the common stock issued or issuable upon exercise of the warrants, (iv) shares of our common stock sold short to hedge the exposure of a hedging contract counterparty to the hedging contract to which such counterparty is a party, and (v) any securities issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend, stock split, recapitalization or other distribution with respect to, or in exchange for, or in replacement of, the warrants and shares of common stock issued up on exercise of the warrants. However, the term “registrable securities” excludes any securities (i) sold or exchanged by a person pursuant to an effective registration statement under the Securities Act or in compliance with Rule 144 promulgated thereunder, (ii) which (A) are eligible to be sold by the holder thereof without any volume or manner of sale restrictions under the Securities Act under Rule 144 promulgated thereunder, (b) bear no legends restricting the transfer thereof and (C) bear an unrestricted CUSIP number (if in global form) or (iii) that cease to be outstanding.
          If we are required to file an additional registration statement to cover the resale of the registrable securities, we agreed that we would use our commercially reasonable efforts to cause such registration statement to be filed on or prior to the 30th day following the date we first know, or reasonably should have known, that such additional registration statement is required and, if we are not at the time of filing a “well known seasoned issuer” (as defined in Rule 405 of the Securities Act, cause such registration statement to become effective the earlier of (i) on or before the 90th day following filing and (ii) the fifth trading day following the date on which we are notified by the SEC that such additional registration statement will not be reviewed, or is no longer subject to review, by the SEC.
          Upon notice to the holders of registrable securities (which notice shall not state the reason therefor), without incurring or accruing any obligation to pay any special payments described below, we may suspend the use or the effectiveness of the registration statement to which this prospectus supplement relates, or extend the time period in which we are required to file an additional registration statement, for up to 60 consecutive days and up to 100 days in the aggregate, in any 365-day period (a “suspension period”) if our board of directors determines that there is a valid business purpose for suspension of such registration statement, including, without limitation, plans for a registered public offering, an acquisition or other proposed or pending corporate developments and similar events.
          If we exercise our rights under the preceding paragraph, the holders of registrable securities must suspend, immediately upon their receipt of such notice, their use of this prospectus supplement in connection with any sale or offer to sell registrable securities and not to sell any registrable securities pursuant thereto until the holders have been advised in writing by us that this prospectus supplement may be used. Holders of registrable securities are required by the terms of the registration rights agreement to keep confidential the fact of the delivery of the suspension notice except as required by applicable law.
          If (i) we fail to timely file any registration statement, (ii) if a registration statement is not declared effective by the SEC or does not otherwise become effective on or prior to its required effectiveness date, or (iii) after its effective date, such registration statement ceases for any reason to be effective and available as to all registrable securities to which we are required to cover at any time prior to the termination of the registration rights agreement (in each case, except as specifically permitted herein with respect to any applicable suspension period) (any such failure or breach being referred to as a “registration default”), then, during the period in which we are in default with respect to such obligations we will pay a special payment (collectively, “special payments”) to holders of notes in respect of each note that is a registrable security, in an amount equal to 0.50% per annum of the principal amount of such note. Special payments shall accrue from the applicable date on which we default on our registration obligations until all registration defaults have been cured and shall be payable semi-annually in arrears on each April 1 and October 1 following the applicable registration default date to the record holder of the applicable security on the date that is 15 days prior to such payment date, until paid in full. Special payments payable in respect of any registration default period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Special payments shall be payable only with respect to a single registration default at any given time, notwithstanding the fact that multiple registration defaults may have occurred and be continuing. The obligation to make special payments is a joint and several obligation of ours and our subsidiaries that guarantee our obligations under the notes.
          A holder who elects to sell registrable securities pursuant to the shelf registration statement of which this prospectus is a part will be required to:
•	be named as a selling securityholder in this prospectus supplement;

•	deliver this prospectus supplement and the accompanying prospectus to purchasers; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the registration rights agreement we will:

•	pay all customary fees and expenses of related to the registration of the sale of the registrable securities;

•	provide each beneficial holder copies of this prospectus supplement and the accompanying prospectus;

•	notify holders when a prospectus supplement or post-effective amendment to the registration statement related to prospectus supplement is filed with the SEC, when the SEC notifies us that there will be a review of any registration statement related to the registrable securities, when a registration statement related to the registrable securities has become effective and other actions by U.S. federal or state securities regulators that may adversely affect your ability to sell registrable securities; and

•	take other reasonable actions as are legally required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

DESCRIPTION OF OUR OTHER MATERIAL INDEBTEDNESS
     The following summary of the principal terms of the instruments governing the Company’s material debt does not purport to be a complete description of all of the terms of these instruments and may not contain all of the information that may be important to you. In this section, the “Company” refers solely to Eastman Kodak Company.
Senior Secured Credit Facility
     On March 31, 2009, the Company and its subsidiary, Kodak Canada Inc. (together, the “Borrowers”), together with the Company’s U.S. subsidiaries as guarantors, entered into an Amended and Restated Credit Agreement (the “Credit Agreement”), with the lenders named therein (the “Lenders”) and Citicorp USA, Inc. as agent, in order to amend and extend the Company’s credit agreement dated as of October 18, 2005. As of September 30, 2009, there were no loans and $131 million in face amount of letters of credit outstanding under the Credit Agreement.
     The Credit Agreement provides for an asset-based revolving credit facility of up to $500 million, with a $250 million letter of credit subfacility. Advances under the Credit Agreement are available based on the Borrowers’ respective borrowing base from time to time. The borrowing base is calculated based on designated percentages of eligible accounts receivable, inventory and machinery and equipment and, once mortgages are recorded, certain real property, subject to applicable reserves. The proceeds of loans under the Credit Agreement may be used for general corporate purposes, excluding prepayment or redemption of the 2033 Notes (as defined below) or the notes. The termination date of the Credit Agreement with respect to the Lenders who agreed to the extension, and any future lenders, is March 31, 2012, and with respect to the other Lenders continues to be October 18, 2010. As of September 30, 2009, approximately 75% of the facility amount has been extended to the 2012 termination date, and additional lenders may be added to increase this amount.
     The obligations of the Borrowers are secured by liens on substantially all of their and the guarantors’ non-real estate assets and by a pledge of 65% of the stock of certain of the Company’s material non-U.S. subsidiaries, pursuant to Amended and Restated U.S. and Canadian Security Agreements. Additionally, up to $100 million of the Company’s and its subsidiaries’ obligations to various Lenders under treasury management services, hedge or other agreements or arrangements are secured by the collateral under the Credit Agreement. The security interests are limited to the extent necessary so that they do not trigger the cross-collateralization requirements under the Company’s indenture with The Bank of New York Mellon, as trustee, dated as of January 1, 1988 (the “Base Indenture”), as amended by various supplemental indentures.
     Under the terms of the Credit Agreement, the Company is required to maintain $250 million of cash and cash equivalents in accounts over which the agent has a perfected security interest, as well as maintain a fixed charge coverage ratio if excess availability falls below $100 million for three consecutive business days until the excess availability is greater than $100 million for 30 consecutive days. Additionally, the Credit Agreement contains numerous affirmative covenants, including covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations. Further, the Credit Agreement contains negative covenants limiting the Company’s ability to, among other things, incur additional debt or liens, make certain investments, make shareholder distributions or prepay debt. In particular, the Credit Agreement prohibits the Company from, among other things, prepaying, redeeming, purchasing, defeasing or otherwise satisfying the notes prior to scheduled maturity, thereby restricting the Company’s ability to repay the notes upon a change of control, asset sale or event of default.
     The Credit Agreement contains customary events of default, including without limitation, payment defaults (subject to grace and cure periods in certain circumstances), breach of representations and warranties, breach of covenants (subject to grace and cure periods in certain circumstances), bankruptcy events, ERISA events, cross defaults to certain other indebtedness, certain judgment defaults and change of control. If an event of default occurs and is continuing, the Lenders may decline to provide additional advances, impose a default rate of interest, declare all amounts outstanding under the Credit Agreement immediately due and payable, and require cash collateralization or similar arrangements for outstanding letters of credit.

3.375% Convertible Senior Notes due 2033
     On October 10, 2003, the Company issued $575 million in aggregate principal amount of its 3.375% Convertible Senior Notes due 2033 (the “2033 Notes”). The 2033 Notes were issued pursuant to a fifth supplemental indenture to the Base Indenture, dated as of October 10, 2003, between the Company and The Bank of New York Mellon, as trustee. Interest on the 2033 Notes is payable semi-annually in arrears on April 15 and October 15 of each year. The 2033 Notes are senior unsecured obligations of the Company. On October 19, 2009, the Company completed a tender offer for the 2033 Notes. As of the date of this prospectus supplement $12 million aggregate principal amount of the 2033 Notes remained outstanding.
     The 2033 Notes are convertible only under certain circumstances, at an initial conversion rate of 32.2373 shares of common stock per $1,000 principal amount of 2033 Notes (equivalent to a conversion price of approximately $31.02 per share), subject to adjustment. The 2033 Notes are convertible on or before the close of business on October 15, 2033 only under the following circumstances: (1) during any fiscal quarter beginning with March 31, 2004, if the last reported sale price of the Company’s common stock was more than 120% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter; (2) if the 2033 Notes fail to maintain a minimum credit rating or are no longer assigned a credit rating; (3) during any five consecutive trading day period following any ten consecutive trading day period in which the trading price of a 2033 Note for each day of such period was less than 105% of the conversion value and the conversion value for each day of such period was less than 95% of the principal amount of the 2033 Note; (4) with respect to any 2033 Notes called for redemption, until the close of business on the second business day prior to the redemption date; or (5) upon the occurrence of specified corporate transactions or significant distributions to holders of the Company’s common stock.
     The Company may redeem the 2033 Notes, in whole or in part, at any time after October 15, 2010 at a redemption price equal to 100% of the principal amount plus accrued interest to, but excluding, the redemption date. On each of October 15, 2010, October 15, 2013, October 15, 2018, October 15, 2023 and October 15, 2028, the holders of the 2033 Notes can require the Company to repurchase the 2033 Notes at a repurchase price equal to 100% of the principal amount plus accrued interest to, but excluding, the repurchase date. The Company believes that all, or nearly all, of the holders of the 2033 Notes will elect to require the Company to repurchase the 2033 Notes on October 15, 2010.
     The holders of the 2033 Notes may also require the Company to repurchase the 2033 Notes upon the occurrence of a fundamental change, as defined in the indenture for the 2033 Notes.
7.25% Senior Notes due 2013
     On October 10, 2003, the Company issued $500 million in aggregate principal amount of its 7.25% Senior Notes due 2013 (the “2013 Notes”). The 2013 Notes were issued pursuant to the Base Indenture. Interest on the 2013 Notes is payable semi-annually in arrears on May 15 and November 15 of each year. The 2013 Notes are senior unsecured obligations of the Company.
     The Company may not redeem the 2013 Notes and the holders thereof may not require the Company to repurchase the 2013 Notes prior to maturity.
7.00% Senior Convertible Notes due 2017
     On September 23, 2009, the Company issued $400 million in aggregate principal amount of its 7.00% Senior Convertible Notes due 2017 (the “2017 Notes”). The 2017 Notes were issued pursuant to an indenture, dated September 23, 2009, between the Company and The Bank of New York Mellon, as trustee. Interest on the 2017 Notes is payable semi-annually in arrears on April 1 and October 1 of each year beginning April 1, 2010. The maturity date of the 2017 Notes is April 1, 2017. The 2017 Notes are senior unsecured obligations of the Company.
     Holders of the 2017 Notes may convert their notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date of the 2017 Notes. Upon conversion, the Company will pay cash or deliver shares of its common stock at its election. The initial conversion rate for the 2017 Notes is 134.9528 shares of the Company’s common stock per $1,000 principal amount of 2017 Notes (equivalent to a conversion price of approximately $7.41 per share), subject to adjustment.

     The Company may redeem the 2017 Notes in whole or in part for cash at any time on or after October 1, 2014 and before October 1, 2016 if the last reported sale price of the Company’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending within three trading days prior to the date we provide the notice of redemption exceeds 130% of the conversion price in effect on each such trading day. The Company may redeem the 2017 Notes at any time on or after October 1, 2016 and prior to maturity regardless of the sale price of its common stock. The redemption price will equal 100% of the principal amount of the 2017 Notes so redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date.
     Upon a fundamental change, as defined in the indenture for the 2017 Notes, the holders of the 2017 Notes may require the Company to purchase all or a portion of their notes for a cash price equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date, as defined in the indenture for the 2017 Notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
          This section is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes. The summary generally applies only to beneficial owners of the notes that hold the notes as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding notes as part of a hedging or conversion transaction or a straddle, or persons deemed to sell notes under the constructive sale provisions of the Code). Finally, the summary does not describe the effects of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.
          INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.
U.S. Holders
          As used herein, the term “U.S. holder” means a beneficial owner of the notes that, for U.S. federal income tax purposes is (1) an individual citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (x) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A ''non-U.S. holder” is a beneficial owner of the notes (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.
     Taxation of Interest
          A U.S. holder will be required to recognize as ordinary income any qualified stated interest paid or accrued on the notes, in accordance with their regular method of tax accounting. Qualified stated interest generally is stated interest that is unconditionally payable in cash at least annually at a single fixed rate, and includes only the cash interest payable on the notes and not the PIK Interest.
          Because the notes were issued to their initial holders at a discount from their stated redemption price at maturity, they have original issue discount (“OID”) for U.S. federal income tax purposes. Subject to the exceptions described under “Acquisition Premium and Amortizable Bond Premium” below, a U.S. holder will be required to include in gross income periodically over the term of the notes OID equal to the difference between the adjusted issue price of the notes and their stated redemption price at maturity (including increases in the principal amount of the notes attributable to the accrual of PIK Interest), before receipt of the cash or other payment attributable to such income and regardless of the U.S. holder’s regular method of tax accounting.
          The OID that a U.S. holder must include in gross income as it accrues is the sum of the daily portions of OID with respect to the note for each day during the taxable year or portion of a taxable year on which such U.S. holder holds the note. The daily portion is determined by allocating to each day of an accrual period a pro rata portion of an amount equal to (a) the adjusted issue price of the note at the beginning of the accrual period multiplied by the yield to maturity of the note (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period), less (b) the qualified stated interest allocable to the accrual period. The accrual period of a note may be of any length a U.S. holder chooses and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.
          The issue price of a note for OID purposes is the first price at which a substantial amount of notes are sold to investors (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The adjusted issue price of the note at the start of any accrual period is the issue price of the note increased by the accrued original issue discount for each prior accrual period.
          Under these rules, a U.S. holder will be required to include in gross income increasingly greater amounts of OID in each successive accrual period. Any amount included in income as OID will increase the U.S. holder’s basis in the note.
          We expect that any interest deductions attributable to OID will be disallowed under the rules applicable to certain high yield debt obligations. In this event, a U.S. holder that is a corporation may be entitled to a dividends received deduction with respect to the OID includible in such holder’s income pursuant to the rules set forth above, to the extent such income would have been treated as a dividend for U.S. federal income tax purposes if it had been a distribution made by us with respect to our stock. Such a distribution would be treated as a dividend to the extent of our current or accumulated earnings and profits as calculated for U.S. federal income tax purposes. U.S. holders that are corporations are urged to consult their own tax advisors regarding the availability and amount of any dividends received deductions with respect to OID.
          We may be required to make payments to holders of the notes in addition to principal and stated interest. We believe there is only a remote possibility that we would be required to pay additional interest to holders of the notes as a result of a failure to comply with any obligations we have or are deemed to have pursuant to Section 314(a)(i) of the TIA or a failure to make certain filings, as described above under “Description of Notes—Default and Remedies—Consequences of an Event of Default,” or that if such additional interest were required to be paid, it would be an incidental amount. Further, we believe that there is only a remote possibility that holders of the notes will have the right to require us to repurchase all or any part of the notes at 101 percent of their stated principal amount plus accrued and unpaid interest upon a change of control. Therefore, we do not intend to treat the notes as subject to the special rules governing certain contingent payment debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to a note). Our determination in this regard, while not binding on the IRS, is binding on U.S. holders unless they disclose their contrary position. If, contrary to expectations, we pay additional interest, although it is not free from doubt, such additional interest should be taxable to a U.S. holder as ordinary interest income at the time it accrues or is paid in accordance with the U.S. holder’s regular method of tax accounting. If, contrary to expectations, a change of control occurs, and a U.S. holder exercises its right to require us to repurchase its notes, such U.S. holder generally would be required to recognize additional gain on the sale or exchange of such notes. In the event we pay additional interest, or a change of control occurs and we repurchase notes for 101 percent of their stated principal amount plus accrued and unpaid interest, U.S. holders should consult their own tax advisors regarding the treatment of such amounts.

     Market Discount
          If a U.S. holder acquires a note other than in connection with its original issue at a price that is less than its revised issue price, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than a statutory de minimis amount. The revised issue price of a note is the sum of its issue price and all OID includible in the income of holders prior to the U.S. holder’s acquisition of the note. Market discount accrues in addition to OID. However, in contrast to OID, a U.S. holder is not required to include market discount in income periodically over the term of the notes before receipt of the cash or other payment attributable to such income. Instead, upon the sale, exchange, retirement or other disposition of a note, any gain recognized is required to be treated as ordinary income to the extent of the accrued market discount that has not previously been included in income. If a U.S. holder disposes of a note that has accrued market discount in a nonrecognition transaction in which the U.S. holder receives property the basis of which is determined in whole or in part by reference to the basis of the note, the accrued market discount generally is includible in income at the time of such transaction only to the extent of the gain recognized. To the extent not included in income at the time of the nonrecognition transaction, the accrued market discount attaches to the property received and is recognized as ordinary income upon the disposition of such property. In general, the amount of market discount that has accrued is determined on a ratable basis, by allocating an equal amount of market discount to each day of every accrual period. A U.S. holder may, however, elect to determine the amount of accrued market discount allocable to any accrual period under the constant yield method. Any such election applies on a note-by-note basis and is irrevocable. A U.S. holder also may elect to include market discount in income currently as it accrues. Any such election applies to all debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies, and is irrevocable without the consent of the IRS. If such an election is made, the U.S. Holder’s tax basis in the notes will be increased by the amount of market discount included in income. Unless a U.S. holder elects to include market discount in income as it accrues, such U.S. holder may not be allowed to deduct on a current basis a portion of the interest expense on any indebtedness incurred or continued to purchase or carry notes with market discount.
     Acquisition Premium and Amortizable Bond Premium
          If a U.S. holder purchases a note at a price that exceeds its adjusted issue price, then the amount of such excess, referred to as “acquisition premium” for U.S. federal income tax purposes, would reduce the amount of OID that the U.S. holder is required to include in income. If a U.S. Holder purchases a note at a price that exceeds the stated redemption price at maturity of the note, the amount of such excess is referred to as “bond premium” for U.S. federal income tax purposes. The U.S. holder would not be required to include any OID in income, and may elect to amortize the bond premium against interest payable on the note. In addition, any bond premium in excess of interest payable on the note may be deductible over the term of the note. If a U.S. holder elects to amortize bond premium, the amount of bond premium allocable to each period will be based on a constant yield to maturity over the period the note is held. The amortized bond premium would reduce the U.S. holder’s tax basis in the note. Any such election applies to all fully taxable bonds held by the U.S. holder at the beginning of the first taxable year to which the election applies, and all fully taxable bonds acquired thereafter, and is irrevocable without the consent of the IRS. If the election is not made, a U.S. holder must include in income the full amount of any interest as it accrues or is paid, and premium will not be taken into account until principal payments are received on the note or the note is sold or otherwise disposed of.
     Sale, Exchange, Redemption or Other Disposition of the Notes
          A U.S. holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other taxable disposition. The U.S. holder’s gain or loss generally will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s tax basis in the note. The U.S. holder’s tax basis in the note generally will equal the amount the holder paid for the note, increased by any OID or market discount previously included in income, and decreased by any amortized bond premium. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The gain or loss recognized by a U.S. holder on a disposition of the note will be long-term capital gain or loss if the holder has held the note for more than one year, or short-term capital gain or loss if the holder has held the note for one year or less, at the time of the transaction. Long-

term capital gains of non-corporate taxpayers currently are taxed at a maximum 15 percent federal rate (effective for tax years through 2010, after which the maximum rate is scheduled to increase). Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitation.
Non-U.S. Holders
          The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. holder (as defined above).
     Taxation of Interest
          Subject to the discussion below under “—Income or Gains Effectively Connected with a U.S. Trade or Business,” payments of interest (including payments attributable to OID) to non-U.S. holders are generally subject to U.S. federal income tax at a rate of 30 percent (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the recipient’s country of residence), collected by means of withholding by the payor. Payments of interest (including payments attributable to OID) on the notes to most non-U.S. holders, however, will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. holders certify their nonresident status as described below. The portfolio interest exemption will not apply to payments of interest to a non-U.S. holder that:
•	owns, actually or constructively, shares of our stock representing at least 10 percent of the total combined voting power of all classes of our stock entitled to vote; or

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through sufficient stock ownership.
          In general, a foreign corporation is a controlled foreign corporation if more than 50 percent of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10 percent of the corporation’s voting stock.
          The portfolio interest exemption, reduction of the withholding rate pursuant to the terms of an applicable income tax treaty and several of the special rules for non-U.S. holders described below apply only if the holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the non-U.S. holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The non-U.S. holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.
     Sale, Exchange, Redemption or Other Disposition of Notes
          Non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption or other disposition of notes (other than with respect to payments attributable to accrued interest or OID, which will be taxed as described under “—Non-U.S. holders—Taxation of Interest” above). This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:
•	the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case it would be subject to tax as described below under “Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business;” or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of the disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30 percent tax, even though the individual is not considered a resident of the United States.
     Income or Gains Effectively Connected With a U.S. Trade or Business
          The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes by a non-U.S. holder assumes that the holder is not engaged in a U.S. trade or business. If any interest or OID on the notes or gain from the sale, exchange, redemption or other disposition of the notes is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. holders. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest (including payments attributable to OID) that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to 30 percent withholding, provided that the holder claims exemption from withholding by timely filing a properly completed and executed IRS Form W-8ECI, or any successor from as the IRS designates, as applicable, prior to the payment. If the non-U.S. holder is a corporation (including for this purpose any entity treated as a corporation for U.S. federal income tax purposes), that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30 percent, although an applicable income tax treaty might provide for a lower rate.
Backup Withholding and Information Reporting
          The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest (including payments attributable to OID) and proceeds paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules, which require the payor to withhold from payments subject to information reporting if the recipient has failed to provide a correct taxpayer identification number to the payor, furnished an incorrect identification number, or repeatedly failed to report interest or dividends on tax returns. The backup withholding rate is currently 28 percent (effective for tax years through 2010, after which the maximum rate is scheduled to increase).
          Payments of interest (including payments attributable to OID) to U.S. holders of notes generally will be subject to information reporting, and will be subject to backup withholding, unless the holder (1) is an exempt payee, such as a corporation, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. holders by a broker upon a sale of notes will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.
          We must report annually to the IRS the interest paid to each non-U.S. holder and the tax withheld, if any, with respect to such interest and OID, including any tax withheld pursuant to the rules described under “—Non-U.S. Holders—Taxation of Interest” above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments to non-U.S. holders of interest on the notes (including payments attributable to OID) may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or appropriate substitute form. Payments made to non-U.S. holders by a broker upon a sale of the notes will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption.
          Any amounts withheld from a payment to a U.S. holder or non-U.S. holder of notes under the backup withholding rules generally can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION
          The holders of the notes selling or otherwise disposing of such notes pursuant hereto (the “selling securityholders”) and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their notes on any exchange, market or trading facility on which the notes are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling securityholders may use one or more of the following methods when disposing of the notes:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the notes as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling securityholders to sell a specified principal amount of notes at a stipulated price;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.
          The selling securityholders may also sell notes under Rule 144 under the Securities Act, if available, rather than under this prospectus supplement.
          Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of notes, from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.
          The selling securityholders may from time to time pledge or grant a security interest in some or all of the notes owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell notes from time to time under this prospectus supplement, or under an amendment to this prospectus supplement under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus supplement.
          Upon our being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of notes through a block trade, special offering or secondary distribution or a purchase by a broker or dealer, a prospectus supplement will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the amount of notes involved, (iii) the price at which such notes were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a selling securityholder that a donee or pledge intends to sell more than $500,000 principal amount of notes, a prospectus supplement will be filed if then required in accordance with applicable securities law.
          The selling securityholders also may transfer notes in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus supplement.

          The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of notes offered by this prospectus supplement, which notes such broker-dealer or other financial institution may resell pursuant to this prospectus supplement (as supplemented or amended to reflect such transaction).
          We are required to comply with Regulation M promulgated under the Exchange Act during such time as we may be engaged in a distribution of the notes, which may affect the marketability of the notes.
          We are required to pay all fees and expenses incident to the registration of the notes. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

LEGAL MATTERS
          The validity of the securities offered hereby will be passed upon for us by Joyce P. Haag, Esquire, General Counsel and Senior Vice President of the Company, Wilson Sonsini Goodrich & Rosati, Professional Corporation, New York, New York and Day Pitney LLP.
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-888-SEC-0330. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 100 F Street N.E., Washington, D.C. 20549. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.
          Our SEC filings are also available to the public from our website at www.kodak.com. Information on our website is not incorporated by reference herein and is not otherwise intended to be part of this prospectus supplement or the accompanying prospectus. You may also obtain these documents by requesting them in writing or by telephone from us at:
Eastman Kodak Company
343 State Street
Rochester, New York 14650
(585) 724-4000
Attention: Investor Relations
          You should rely only on the information contained or incorporated by reference in this prospectus supplement. Neither we nor any of the selling securityholders has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any of the selling securityholders is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement is accurate only as of the date hereof, regardless of the time of delivery of this prospectus supplement or of any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since that date.
INCORPORATION BY REFERENCE
          The SEC allows us to “incorporate by reference” into this prospectus supplement the information we filed with it. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement. We incorporate by reference the document listed below (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) and any future filings made by us with the SEC (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:
          1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (certain information contained in such Annual Report on Form 10-K, including the consolidated financial statements, have been superseded by information filed under Item 8.01 in the Current Report on Form 8-K filed on January 28, 2010), filed on February 27, 2009;
          2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, filed on April 30, 2009, July 30, 2009 and October 29, 2009 (certain information contained in the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, including the consolidated financial statements, have been superseded by information filed under Item 8.01 in the Current Report on Form 8-K filed on January 28, 2010), respectively; and
          3. Our Current Reports on Form 8-K filed on January 29, 2009 (only with respect to information filed and not with respect to Exhibit 99.1 or Exhibit 99.2 to the Current Report on Form 8-K first filed on such date), February 4, 2009, March 2, 2009, March 24, 2009, April 3, 2009, April 30, 2009 (only with respect to information filed and not with respect to Exhibit 99.1 to the Current Report on Form 8-K first filed on such date), June 1, 2009 (as amended on June 22, 2009), June 18, 2009, June 29, 2009, July 30, 2009 (only with respect to information filed and not with respect to Exhibit 99.1), September 16, 2009, September 17, 2009 (only with respect to information filed and not with respect to the portions of Exhibit 99.1 of the second Current Report on Form 8-K filed on such date which is deemed furnished pursuant to Item 7.01 of Form 8-K), September 18, 2009 (only the second Current Report on Form 8-K filed on such date), September 23, 2009, September 30, 2009, October 29, 2009 (only with respect to information filed and not with respect to Exhibit 99.1), December 4, 2009, December 23, 2009, January 11, 2010 and January 28, 2010 (only with respect to information filed and not with respect to Exhibit 99.1 or 99.2 of the Current Report on Form 8-K first filed on such date).
          Any statements made in a document incorporated by reference into this prospectus supplement is deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement in this prospectus supplement or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus supplement is deemed to be modified or superseded to the extent that a statement in any subsequently filed document, which is incorporated by reference into this prospectus supplement, modifies or supersedes such statement.
          You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Eastman Kodak Company
343 State Street
Rochester, New York 14650
(585) 724-4000
Attention: Investor Relations

EASTMAN KODAK COMPANY
Debt Securities
Common Stock
Preferred Stock
Warrants
Guarantees
     We, or selling security holders, may offer from time to time, in one or more offerings, debt securities, common stock, preferred stock, warrants, guarantees of our debt securities or any combination thereof. The debt securities, preferred stock and warrants may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of our company. We will provide the specific terms of any offering of these securities in a supplement to this prospectus.
     This prospectus may not be used to sell securities unless accompanied by a prospectus supplement which will describe the method and terms of the related offering. The prospectus supplement will also describe the specific manner in which we will offer these securities and may also add to, update or change information contained in the prospectus. We urge you to carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you make your investment decision.
     Our common stock is listed on the New York Stock Exchange under the symbol “EK.” On January 27, 2010, the last reported sale price for our common stock was $4.75 per share. We do not expect our warrants or debt securities to be listed on any securities exchange or over-the-counter market.
     See “Risk Factors” on page 3 of this prospectus and any risk factors section contained in the applicable prospectus supplement or any related free writing prospectus and under similar headings in the documents we incorporate by reference with this prospectus to read about factors you should consider before investing in these securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
     We, or selling security holders, may sell the securities to or through one or more underwriters, through dealers or agents, or through a combination of these methods on an immediate, continuous or delayed basis. If any underwriters, agents or dealers are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts.

The date of this prospectus is January 28, 2010.

     This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction.

-i-

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we, or selling security holders, may sell any combination of the securities described in this prospectus in one or more offerings at any time and from time to time.
     This prospectus provides you with a general description of the securities we or selling security holders may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in the prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement.
     The prospectus supplement to be attached to the front of this prospectus may describe, as applicable, the terms of the securities offered, the initial public offering price, the price paid for the securities, net proceeds and the other specific terms related to the offering of these securities.
     You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the cover of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.
     The terms the “Company,” “we,” “us,” “our” and “Kodak” as used in this prospectus refer to Eastman Kodak Company and its subsidiaries. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.
THE COMPANY
     Eastman Kodak Company is the world’s foremost imaging innovator, providing imaging technology products and services to the photographic and graphic communications markets.
     Kodak was founded by George Eastman in 1880 and incorporated in 1901 in the State of New Jersey. The Company is headquartered in Rochester, New York. Our executive offices are located at 343 State Street, Rochester, New York 14650, and our telephone number is (585) 724-4000. Information about the Company is available on the internet at www.kodak.com. We have not incorporated by reference into this prospectus the information on our website and it is not part of this prospectus.
THE GUARANTORS
     Certain of the debt securities offered hereby will be guaranteed by each of the existing and future wholly-owned direct and indirect domestic restricted subsidiaries of Eastman Kodak Company (subject to certain limitations), which we refer to as the guarantors. If in the future there are additional guarantors, we will amend this registration statement to include such additional guarantors. The current guarantors, along with brief descriptions of their business activities, are listed below.

Guarantor	Description

• Creo Manufacturing America LLC	Dormant

• Eastman Gelatine Corporation	Manufacturer of gelatine used in the production of film base

• Eastman Kodak International Capital Company, Inc.	Holding company that owns certain foreign indirect subsidiaries of Eastman Kodak Company

• Far East Development Ltd.	Receives service charges related to the domestic operations of Eastman Kodak Company and its subsidiaries

• FPC Inc.	Indirect subsidiary of Eastman Kodak Company that disposes of and recycles motion picture film products

• Kodak Americas, Ltd.	Holding company that owns certain foreign indirect subsidiaries of Eastman Kodak Company in Latin America

• Kodak Aviation Leasing LLC	Leases aircraft used in the business operations of Eastman Kodak Company and its subsidiaries

• Kodak Imaging Network, Inc.	Owns and operates Eastman Kodak Company’s online photography service, offering digital and film processing services, photographic print production and online storage of photographs

• Kodak (Near East), Inc.	Holding company that owns and operates certain foreign indirect subsidiaries of Eastman Kodak Company in eastern Europe and the Middle East

• Kodak Philippines, Ltd.	Holding company that owns and operates a foreign indirect subsidiary of Eastman Kodak Company in The Philippines

• Kodak Portuguesa Limited	Holding company that owns and operates a foreign indirect subsidiary of Eastman Kodak Company in Portugal

• Kodak Realty, Inc.	Provides communications and real estate services for Eastman Kodak Company and its subsidiaries

• Laser Edit, Inc.	Indirect subsidiary of Eastman Kodak Company that provides post-production services to the television and motion picture industries

Guarantor	Description

• Laser-Pacific Media Corporation	Holding company that owns certain domestic indirect subsidiaries of Eastman Kodak Company engaged in businesses related to the television and motion picture industries

• NPEC Inc.	Manages Eastman Kodak Company’s monitoring and remediation activities related to its environmental exposures

• Pacific Video, Inc.	Indirect subsidiary of Eastman Kodak Company that provides post-production services to the television and motion picture industries

• Pakon, Inc.	No current operations or assets

• Qualex Inc.	Provides photographic services to domestic shopping centers, major theme parks and family vacation destinations
     The relevant prospectus supplement will specify, as applicable, that the debt securities offered thereby are guaranteed by the guarantors.
RECENT DEVELOPMENTS
     On January 28, 2010, we announced our preliminary 2009 fourth quarter and full year unaudited financial results. For the fourth quarter of 2009, we reported earnings from continuing operations of $430 million, or diluted earnings per share of $1.36 and net income of $444 million, or diluted earnings per share of $1.40. Fourth-quarter net sales were $2.582 billion, a 6% increase from the year-ago quarter. For full-year 2009, we reported a loss from continuing operations of $232 million, or a diluted loss per share of $0.87 and a net loss of $209 million, or a diluted loss per share of $0.78. Full-year net sales totaled $7.606 billion, a 19% decline from 2008. Audited financial statements as of and for the year ended December 31, 2009 will be included in our Annual Report on Form 10-K to be filed with the SEC. Our audited results may be different than the preliminary results set forth above.
     The preliminary financial data included in this registration statement has been prepared by and is the responsibility of Eastman Kodak Company’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.
RISK FACTORS
     Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings we make with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.
FORWARD LOOKING STATEMENTS
     Certain statements in this prospectus and the documents we incorporate by reference may be forward-looking in nature, or “forward-looking statements” as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to our expectations regarding the following are forward-looking statements: revenue; revenue growth; earnings; cash generation; increased demand for our products, including commercial printing products, digital cameras and devices; new product introductions; potential revenue, cash and earnings from intellectual property licensing; liquidity and benefits costs.

     Actual results may differ from those expressed or implied in forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks, uncertainties, assumptions and factors specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, September 30, 2009 and the 8-K filed on September 16, 2009 under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Cautionary Statement Pursuant to Safe Harbor Provisions the Private Litigation Reform Act of 1995” and in other filings we make with the SEC from time to time. We caution readers to carefully consider such factors. Many of these factors are beyond our control. In addition, any forward-looking statements represent our estimates only as of the date they are made, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
     Any forward-looking statements in this report should be evaluated in light of the factors and uncertainties referenced above and should not be unduly relied upon.
     The prospective financial information contained in the Company’s Current Report on Form 8-K filed on February 4, 2009 and incorporated by reference in this registration statement has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to such prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this registration statement relates to the Company’s historical information. It does not extend to the prospective financial information and should not be read to do so.
USE OF PROCEEDS
     Unless otherwise indicated in the applicable prospectus supplement or free writing prospectus, we anticipate that the net proceeds from the sale of the securities that we may offer under this prospectus and any applicable prospectus supplement or free writing prospectus will be used for general corporate purposes. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest the net proceeds temporarily until we use them for their stated purpose. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that purpose in the applicable prospectus supplement and/or free writing prospectus. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling security holders.

RATIO OF EARNINGS TO FIXED CHARGES

	Fiscal Year Ended					Nine Months Ended
	December 31, 2008	December 31, 2007	December 31, 2006	December 31, 2005	December 31, 2004	September 30, 2009

Ratio of earnings to fixed charges(1)	N/A	N/A	N/A	N/A	N/A	N/A

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes and before income or loss from equity investments, plus (a) fixed charges, (b) amortization of capitalized interest, (c) distributed income of equity investees and (d) share of pre-tax loss of equity investees for which charges arising from guarantees are included in fixed charges, less (a) interest capitalized and (b) the non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expense, the interest component of rental expense, and capitalized interest. (The interest portion of rental expense is assumed to approximate one-third of rental expense.) Earnings were inadequate to cover fixed charges by $875 million, $251 million, $549 million, $1,204 million and $635 million for the fiscal years ended December 31, 2008, December 31, 2007, December 31, 2006, December 31, 2005 and December 31, 2004, respectively, and by $604 million for the nine months ended September 30, 2009.

DESCRIPTION OF THE SECURITIES
     We may issue from time to time, in one or more offerings, the following securities:

•	debt securities, which may be senior or subordinated, and which may be convertible into our common stock or preferred stock or be non-convertible;

•	shares of common stock;

•	shares of preferred stock;

•	warrants exercisable for debt securities, common stock or preferred stock; and

•	guarantees of debt securities.

     We will set forth in the applicable prospectus supplement or free writing prospectus a description of the debt securities, preferred stock, warrants and/or guarantees that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the applicable prospectus supplement, and other offering material, relating to such offer.
     The following is a brief description of our common stock:
Dividend Rights
     Each share of our common stock ranks equally with all other shares of our common stock with respect to dividends. Dividends may be declared by our board of directors and paid by us at such times as the board of directors determines, all pursuant to the provisions of the New Jersey Business Corporation Act.
Voting Rights
     Each holder of our common stock is entitled to one vote per share. Our common stock does not have cumulative voting rights. Holders of our common stock are entitled to vote on all matters requiring shareholder approval under New Jersey law and our amended and restated certificate of incorporation and amended and restated bylaws, and to elect the members of the board of directors.
Liquidation Rights
     Holders of our common stock are entitled to receive all assets that remain after payment to creditors and holders of preferred stock.
Preemptive or Other Rights
     Holders of our common stock are not entitled to preemptive rights. There are no provisions for redemption, conversion rights, sinking funds, or liability for further calls or assessments by us with respect to our common stock.
Anti-Takeover Protection
     Under the New Jersey Shareholders Protection Act, shareholders owning 10% or more of the voting power of some New Jersey corporations, including us, are prohibited from engaging in mergers or other business combination transactions with the corporation for a period of five years, or longer in some circumstances, after the shareholder first acquired at least 10% of the voting power. These restrictions are subject to important exceptions.
Transfer Agent and Registrar
     Equiserve Trust Company, N.A. serves as the registrar and transfer agent for our common stock.
Stock Exchange Listing
     Our common stock is listed on the New York Stock Exchange. The trading symbol for our common stock on this exchange is “EK.”
SELLING SECURITY HOLDERS
     Selling security holders may use this prospectus in connection with resales of securities. The applicable prospectus supplement, post-effective amendment or other filings we make with the SEC under the Securities Exchange Act of 1934, as amended, will identify the selling security holders, the terms of the securities and the transaction in which the selling security holders acquired the securities, indicate the nature of any relationship such holders have had with us or any of our affiliates during the three years preceding such offering, state the amount of securities of the class owned by such security holder prior to the offering and the amount to be offered for the security holder’s account, and state the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering. Selling security holders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commission under the Securities Act of 1933, as amended. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling security holders.

LEGAL MATTERS
     In connection with offerings of particular securities in the future, and if stated in the appropriate prospectus supplement, the validity of the securities offered pursuant to this prospectus and any prospectus supplement will be passed upon for us by Joyce P. Haag, Esquire, General Counsel and Senior Vice President of the Company, Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California and Day Pitney LLP.
EXPERTS
      The financial statements incorporated in this Prospectus by reference to Eastman Kodak Company’s Current Report on Form 8-K dated January 28, 2010 and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Eastman Kodak Company for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
INCORPORATION BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede information included or previously incorporated by reference into this prospectus from the date we file the document containing such information. Except to the extent furnished and not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by the SEC rules, we incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus until the completion of the offering in the relevant prospectus supplement to which this prospectus relates or this offering is terminated.
     The documents we incorporate by reference into this prospectus are:
     1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (certain information contained in such Annual Report on Form 10-K, including the consolidated financial statements, have been superseded by information filed under Item 8.01 in the Current Report on Form 8-K filed on January 28, 2010), filed on February 27, 2009, including portions of our Proxy Statement for our 2009 Annual Meeting of Stockholders held on May 13, 2009 to the extent specifically incorporated by reference into such Form 10-K;
     2. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, filed on April 30, 2009, June 30, 2009, filed on July 30, 2009, and September 30, 2009, filed on October 29, 2009 (certain information contained in the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, including the consolidated financial statements, have been superseded by information filed under Item 8.01 in the Current Report on Form 8-K filed on January 28, 2010); and
     3. Our Current Reports on Form 8-K filed on January 29, 2009 (only with respect to information filed and not with respect to Exhibit 99.1 or Exhibit 99.2 to the Current Report on Form 8-K first filed on such date), February 4, 2009, March 2, 2009, March 24, 2009, April 3, 2009, April 30, 2009 (only with respect to information filed and not with respect to Exhibit 99.1 to the Current Report on Form 8-K first filed on such date), June 1, 2009 (as amended on June 22, 2009), June 18, 2009, June 29, 2009, July 30, 2009, (only with respect to information filed and not with respect to Exhibit 99.1), September 16, 2009, September 17, 2009 (only with respect to information filed and not with respect to the portions of Exhibit 99.1 of the second Current Report on Form 8-K filed on such date which is deemed furnished pursuant to Item 7.01 of Form 8-K), September 18, 2009 (only the second Current Report on Form 8-K filed on such date), September 23, 2009, September 30, 2009, October 29, 2009 (only with respect to information filed and not with respect to Exhibit 99.1), December 4, 2009, December 23, 2009, January 11, 2010 and January 28, 2010 (only with respect to information filed and not with respect to Exhibit 99.1 or 99.2 of the Current Report on Form 8-K first filed on such date).

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Eastman Kodak Company
343 State Street
Rochester, New York 14650
(585) 724-5492
Attention: Office of the Corporate Secretary
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Securities Exchange Act of 1934. We therefore file periodic reports, current reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operations of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically.
     Our Internet address is www.kodak.com (which is not intended to be an active hyperlink in this prospectus). We make available, free of charge, through our Internet website copies of our recent filings with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. Information contained on our website is not incorporated by reference to this prospectus.

EASTMAN KODAK COMPANY
Debt Securities
Common Stock
Preferred Stock
Warrants
Guarantees

PROSPECTUS

January 28, 2010